UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MONOTYPE IMAGING HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice Of Annual Meeting

of Stockholders

Notice is hereby given that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Monotype Imaging Holdings Inc., a Delaware corporation (the “Company”), will be held on May 5, 2016, at 8:30 a.m. local time at the Company’s headquarters located at 600 Unicorn Park Drive, Woburn, Massachusetts 01801 for the following purposes:

1.

To elect two Class I directors nominated by the board of directors to serve until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal;

2.	To hold an advisory vote to approve the compensation of the Company’s named executive officers;
3.	To ratify the audit committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016; and
4.	To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

The board of directors has fixed the close of business on March 24, 2016 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company’s common stock, par value $0.001 per share, at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

You must bring to the Annual Meeting a picture identification and proof that you are a stockholder of record in order to vote your shares at the Annual Meeting.

By Order of the Board of Directors,

Janet M. Dunlap

Executive Vice President, General Counsel and Secretary

Woburn, Massachusetts

April 11, 2016

   Table of

  Contents

1	Questions and Answers About Our Annual Meeting
1	When and where is the Annual Meeting?
1	Who can vote?
1	How many shares must be present to conduct the Annual Meeting?
1	What is the difference between a “stockholder of record” and a “street name” holder?
1	What is a proxy?
1	How do I vote my shares?
1	Why did I receive more than one Proxy Statement and proxy card?
1	Can I vote my shares in person at the Annual Meeting?
1	What is a broker non-vote?
2	What Proposals will be voted on at the Annual Meeting and how does the Board recommend I vote?
2	What vote is required to approve each Proposal?
2	What happens if additional matters are presented at the Annual Meeting?
2	Can I change my vote after I have mailed my proxy card?
2	Who pays the cost of this proxy solicitation?
2	How do I make a proposal for consideration at next year’s annual meeting of stockholders?
4	Ownership Security Ownership Guidelines, Beneficial Ownership and Section 16(a) Reporting Compliance
4	Security Ownership Guidelines and Anti-Hedging Policy
4	Security Ownership of Certain Beneficial Owners
5	Security Ownership of the Board and Management
5	Section 16(a) Reporting Compliance
6	Governance Proposal One, Election of Directors
6	Quick Facts
8	Biographies, Skills and Experiences of our Board
8	Biographies of our Non-Employee Directors and Director Nominees
11	Skills and Experiences of our Board
12	Board Structure, Leadership and Governance
12	Board Structure
12	Board Leadership
12	Board Governance
14	2015 Meetings of the Board, its Committees and Executive Sessions of Non-Employees Directors
14	The Meetings of the Board of Directors
14	The Meetings of the Committees of the Board
15	Communication with our Directors
16	Director Compensation

16	Board and Committee Cash Retainers
16	Equity Compensation
16	Equity Grants upon Election to the Board
17	Director Compensation Table – Fiscal 2015
18	Director Nominations
18	Process for Identifying and Evaluating Director Nominations
18	Director Qualifications
18	Procedures for Recommendation of Director Nominees by Stockholders
20	Compensation Proposal Two, Advisory Vote on Executive Compensation
20	Quick Facts
23	Biographical Information of Our Named Executive Officers and Key Employees
23	Our Named Executive Officers
24	Our Executive Officers
24	Our Senior Officers
26	Compensation Discussion & Analysis
26	Our Executive Compensation Objectives and Principles
27	Executive Compensation Program Elements, Mechanics and Timing
28	Benchmarking and Peer Group
29	How We Weight the Elements of Executive Compensation
29	Risk Mitigation in our Executive Compensation Programs
30	Shareholder Outreach
30	2015 Executive Compensation Payments
33	Tax and Accounting Considerations
33	Compensation Committee Report
34	Summary Compensation Table Fiscal Years 2015, 2014 and 2013
35	Grants of Plan-Based Awards – Fiscal Year 2015
35	Discussion of Compensation and Grants of Plan-Based Awards
36	Outstanding Equity Awards – Fiscal Year End 2015
37	Option Exercises and Stock Vested – Fiscal Year 2015
37	Potential Payments upon Termination or Change-In-Control
40	Audit Proposal Three, Ratification of the Appointment of Our Independent Registered Public Accounting Firm and Fees Paid
40	Quick Facts
41	Information about Our Audit Committee, Independent Registered Public Accounting Firm and Fees Paid
41	2015 and 2014 Audit Fee Summary
41	Information Regarding Approval of Non-Audit Services
42	Audit Committee Report

2

Questions and Answers About Our Annual Meeting

This proxy statement (the “Proxy Statement”) is being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Monotype Imaging Holdings Inc., a Delaware corporation (the “Company”), for use at the Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement and form of proxy will be made available to stockholders on or about April 11, 2016.

When and where is the Annual Meeting?

Time:        8:30 a.m. Eastern

Date:         Thursday, May 5, 2016

Location:  Company Headquarters

                   600 Unicorn Park Drive

                  Woburn, MA 01801

Who can vote?

Stockholders of record as of March 24, 2016 (our “Record Date”) are entitled to vote. As of our Record Date, there were 40,675,789 shares of our common stock (the “Common Stock”) entitled to vote. Each share of our Common Stock is entitled to one vote for each director Nominee and one vote for each Proposal.

How many shares must be present

to conduct the Annual Meeting?

The presence at the meeting in person or by proxy of holders of shares representing a majority of all the votes entitled to be cast at the meeting, or 20,337,895 voting shares, will constitute a quorum for the transaction of business at the Annual Meeting.

What is the difference between a “stockholder

of record” and a “street name” holder?

These terms describe how your shares of our Common Stock are held. If your shares are registered directly in your name with Computershare Investor Services, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons named in the proxy card, Scott E. Landers and Joseph D. Hill, or each of them, each with the power of substitution, the authority to vote your shares in the manner you indicate on your proxy card.

How do I vote my shares?

If you are a stockholder of record, you have several choices. You can indicate your vote and designate your proxy:

–  Via the Internet;

–  By telephone; or

–  By mailing your enclosed proxy card.

Note that votes made by phone or on the Internet must be received by 11:59 p.m., local time, on May 4, 2016, please refer to the specific instructions on the printed proxy card. If you hold your shares in street name your broker, bank, trustee, or nominee will provide you with materials and instructions for voting your shares. If you return a properly signed proxy card but do not mark your vote on any matter, your shares will be voted FOR the director Nominees and Proposals.

Why did I receive more than one

Proxy Statement and proxy card?

You will receive multiple Proxy Statements and proxy cards if you hold your shares in different ways (for example, by joint tenancy, in a trust, in a custodial account) or in multiple accounts. If your shares are held in street name, you will receive your proxy card or other voting information from your broker and you will return your proxy card(s) to your broker. You should vote on and sign each proxy card you receive. To request that only one copy of any of these materials be mailed to your household, please contact your broker.

Can I vote my shares in person

at the Annual Meeting?

If you are a stockholder of record, you may vote your shares in person at the Annual Meeting. If you hold your shares in street name, you must obtain the appropriate documents from your broker, bank, trustee or nominee, giving you the right to vote the shares at the Annual Meeting. If you intend to attend the Annual Meeting in person, we encourage you to mark the “meeting attendance” box on your proxy card. You must bring to the Annual Meeting a picture identification and proof that you are a stockholder of record in order to vote your shares at the Annual Meeting.

What is a broker non-vote?

A “broker non-vote” refers to a share of our Common Stock represented at the Annual Meeting that is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and where the broker or nominee does not have discretionary power to vote. If you hold shares of our Common Stock in street name, you must provide written instructions on how you want your shares to be voted on each Proposal. If you do not provide voting instructions and the Proposal is considered a non-routine matter, then your shares will not be voted. Please note that Proposal One – Election of Directors and Proposal Two – Advisory Vote on Executive Compensation, are considered non-routine matters, so it is very important that you provide written instructions on each Proposal if you want your vote to be counted.

What Proposals will be voted on at the Annual Meeting

and how does the Board recommend I vote?

The following is a summary of the Proposals being voted on at the Annual Meeting and the recommendations of the Board:

Proposal Number and Subject	Description	Board Recommendation
Proposal One – Election of Directors	We are asking our stockholders to re-elect Gay W. Gaddis and Roger J. Heinen, Jr. each as a Class I director, each for a three-year term.	The Board recommends you vote FOR the election of each director Nominee.
Proposal Two – Advisory Vote on the Company’s Executive Compensation	We are asking our stockholders, in an advisory, non-binding vote, to approve the executive compensation for the Company’s named executive officers.	The Board recommends you vote FOR the Company’s executive compensation.
Proposal Three – Ratification of Independent Registered Public Accounting Firm	We are asking our stockholders to ratify the audit committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016.	The Board recommends you vote FOR the ratification of Ernst & Young LLP.

What vote is required to approve each Proposal?

To approve each of the Proposals, the following votes are required from our stockholders:

Proposal Number and Subject	Vote Required	Impact of Abstentions, Withheld Votes and Broker Non-Votes (as applicable to each Proposal)
Proposal One – Election of Directors	Directors are elected by a plurality of the shares voted, which means that the two Nominees receiving the most affirmative votes will be elected.	Withheld votes and broker non-votes will not count as votes cast on Proposal One and will not affect the outcome of the vote.
Proposal Two – Advisory Vote on the Company’s Executive Compensation	As this Proposal is advisory and non-binding, we will consider stockholders to have approved the Company’s executive compensation if the majority of votes are cast FOR Proposal Two.	Abstentions and broker non-votes will not count as votes cast on Proposal Two and will not affect the outcome of the vote.
Proposal Three – Ratification of Independent Registered Public Accounting Firm	Ernst & Young LLP will be ratified if the majority of votes are cast FOR Proposal Three.	Abstentions will not count as votes cast on Proposal Three and will not affect the outcome of the vote.

What happens if additional matters are presented at the Annual Meeting?

As of the filing date of this Proxy Statement, we know of no other matters other than the items of business described herein that can be considered at the Annual Meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.

Can I change my vote after I have mailed my proxy card?

You may change your vote and revoke your proxy by doing one of the following:

–	By signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included on the proxy card(s);
–	By attending the Annual Meeting and voting your shares in person; or
–	By sending a written notice of revocation to:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, MA 01801

Please note that your revocation stating that you revoke your proxy must be received prior to the Annual Meeting.

Who pays the cost of this proxy solicitation?

The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners. The Company will reimburse holders for their reasonable expenses.

How do I make a proposal for consideration at next year’s annual meeting of stockholders?

Stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for inclusion in the Company’s proxy statement and form of proxy for the 2017 annual meeting of stockholders must be received by the Company by December 12, 2016. Proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission (the “SEC”) in order to be included in our proxy statement and form of proxy.

In accordance with our current by-laws, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company’s 2017 annual meeting of stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder’s notice must be delivered to, or mailed and received at, the principal offices of the Company, together with all supporting documentation required by the Company’s by-laws, not prior to the close of business on January 5, 2017, nor later than the close of business on February 4, 2017. You may contact the Company’s corporate secretary at the address below for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any proposals should be mailed to:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801

The Company’s Annual Report, including financial statements for the year ended December 31, 2015, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company’s Annual Report on Form 10-K filed with the SEC, including all exhibits to the Annual Report, may be obtained free of charge by writing to:

Monotype Imaging Holdings Inc.

Attention: Investor Relations

600 Unicorn Park Drive

Woburn, Massachusetts 01801

The Annual Report can also be viewed and/or downloaded from the Company’s website at http://ir.monotype.com/. The information contained on, or connected to, our website is not incorporated herein by reference.

Ownership

Security Ownership Guidelines, Beneficial Ownership

and Section 16(a) Reporting Compliance

Security Ownership Guidelines and

Anti-Hedging Policy

Our Board believes that security ownership by the Board and our CEO is important to align their interests with the interests of our stockholders and to further demonstrate to the investing public and our employees the Board’s and CEO’s commitment to our Company. Accordingly, we require our non-employee directors and our CEO to hold our securities and we maintain stock ownership guidelines for both our Board and our CEO, which we make available on our website at http://ir.monotype.com/.

Our director stock ownership requirements state that any non-employee director who has served on our Board for at least three years is required to beneficially own a combination of shares of our Common Stock, vested stock options and unvested shares of restricted stock with a dollar value at least equal to three times the annual cash retainer on the measurement date, which is December 31 of their current service year. All non-employee directors who were subject to the guidelines as of December 31, 2015 met the requirements.

Our CEO is subject to equity ownership guidelines that, beginning four years after the latter of the adoption of the guidelines or the first date he was employed as the Company’s CEO, require him to hold a combination of shares of our Common Stock, vested stock options and unvested shares of restricted stock with an aggregate value of three times his base salary on the measurement date. The measurement date is defined as the close of business on December 31 at the Company’s principal place of business. As of December 31, 2015, our former president and CEO, Douglas Shaw, satisfied these ownership requirements. Our current president and CEO, Scott Landers, who was appointed to that position on January 1, 2016, will become subject to these guidelines on January 1, 2020, however as of January 1, 2016, Mr. Landers also satisfied these ownership requirements.

We maintain an insider trading policy that prohibits all directors, officers and employees and their immediate family members, from engaging in the following transactions relating to our securities or derivatives thereof: purchasing or selling puts or calls, short sales, trading during a standard quarterly or special blackout period and/or placing standing orders (other than under Company approved 10b5-1 trading plans) and holding our securities or derivatives thereof in a margin account or pledging them.

Security Ownership of Certain

Beneficial Owners

The beneficial ownership of entities known to the Company to directly or indirectly own more than five percent of our Common Stock as of December 31, 2015 can be found in the table below. This information is based on publicly available filings on Form 13G for the period ending December 31, 2015 and the percentage ownership calculations are based on 40,128,720 shares outstanding on March 2, 2016.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Neuberger Berman LLC 605 Third Avenue New York, NY 10158	4,131,084	10.3%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	4,061,872	10.1%
The Vanguard Group Inc. 100 Vanguard Boulevard Malvern, PA 19355	3,024,372	7.5%
JPMorgan Chase and Co. 270 Park Avenue New York, NY 10017	2,681,359	6.7%

Security Ownership of the Board

and Management

The beneficial ownership of the Company’s Common Stock of all directors and named executive officers, both individually and as a group, is listed in the table below. This information is based on written representations made by each director and named executive officer and the percentage ownership calculations are based on 40,128,720 shares outstanding on March 2, 2016.

	Shares Beneficially Owned
Name of Beneficial Owner	Number (1)	Percent
Douglas J. Shaw (2) +	252,503	*
Scott E. Landers (3)	127,510	*
Joseph D. Hill	22,883	*
John L. Seguin (4) +	62,753	*
Steven R. Martin (5) +	180,415	*
Janet M. Dunlap (6) +	95,443	*
Robert L. Lentz	34,518	*
Gay W. Gaddis	12,218	*
Roger J. Heinen Jr.	20,378	*
Pamela F. Lenehan (7) +	78,158	*
Peter J. Simone	20,792	*
Timothy B. Yeaton	22,792	*
All executive officers and directors as a group (12 persons) (8)	930,363	2.30%

*	Represents less than 1% of the outstanding shares of our Common Stock.
+	The executive officer or director has an active 10b5-1 trading plan as of the date of this Proxy Statement.
(1)	The total number of shares beneficially owned for each individual named above includes options to purchase Common Stock held by the beneficial owner that are currently exercisable or will become exercisable within 60 days of March 2, 2016.
(2)	The amount includes 145,062 shares subject to options.
(3)	The amount includes 2,000 shares of stock indirectly held by Mr. Landers in his children’s names and 41,061 shares subject to options.
(4)	The amount includes 25,146 shares subject to options.
(5)	The amount includes 111,329 shares subject to options.
(6)	The amount includes 25,151 shares subject to options.
(7)	The amount includes 2,000 shares of stock indirectly held by Ms. Lenehan’s spouse, as to which Ms. Lenehan disclaims beneficial ownership, and 14,000 shares subject to options.
(8)	The amount includes 361,749 shares subject to options and 4,000 shares indirectly held as noted above.

Section 16(a)

Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC. Insiders are required by the SEC to furnish the Company with copies of all Section 16(a) reports they file. The Company has received written representations from all directors and executive officers that no other reports were required during the year ended December 31, 2015 and all filing requirements applicable to the Insiders were timely satisfied, with the exception of one Form 4 for Ms. Dunlap which was filed late. This error was remediated immediately upon discovery.

Governance

Proposal One

Election of Directors

The Board, upon the recommendation of its nominating and corporate governance committee, has nominated Gay W. Gaddis and Roger J. Heinen, Jr. (the “Nominees”) and recommends that they be re-elected to the Board, each as a Class I director, to serve until the 2019 annual meeting of stockholders and until each of their successors is duly elected and qualified or until each of their earlier resignation or removal. Ms. Gaddis and Mr. Heinen are currently Class I directors whose terms expire at this Annual Meeting. The Board anticipates that Ms. Gaddis and Mr. Heinen, if elected, will each serve as a director. Each Nominee has consented to be named in this Proxy Statement. This Proposal relates solely to the election of the Nominees and does not include any other matters including the election of directors nominated by any stockholder of the Company.

Quick Facts About:

Attendance of our

Board Members

—	The majority of our directors attended 100% of the meetings of our Board and each committee on which he or she served in 2015.
—	All members of our Board attended our 2015 annual meeting of stockholders.

Proxies will be voted FOR the election of Ms. Gaddis and Mr. Heinen as Class I directors unless contrary instructions are set forth on the enclosed proxy card.

The Board of Directors recommends that stockholders vote FOR the election of the director Nominees.

Quick Facts About:

Our Board’s

Operating Guidelines

—	Our Board operates under publicly available written corporate governance guidelines.
—	Each committee operates under a publicly available written charter as adopted by our Board.
—	Directors are held to robust stock ownership guidelines; value equal to 3x annual cash retainer.
—	Every director on every committee of the Board is independent.
—	Corporate policies, governance guidelines & committee charters are reviewed annually.

6

Quick Facts About:

Our Board Composition

—	75% of our Board is comprised of independent directors.
—	33% of our independent directors are women.
—	Our two non-independent directors are our former president and CEO, who retired from that position on December 31, 2015, and our current president and CEO, who was appointed to that position on January 1, 2016 and elected to our Board on the same date.
—	Our Board has a diverse skill set among its members.
—	Our Board has separate positions for chairman of the Board and CEO.
—	The chairman of the Board is an independent director.
—	The chairman of our Board is subject to a re-evaluation of his leadership and re-election at the conclusion of his three-year term.

33% of Our

Independent Directors

are Women.

75% of Our Board

is Comprised of

Independent Directors.

Biographies, Skills and Experiences of Our Board

Biographies of our Non-Employee Directors

and Director Nominees

The following biographical information lists the names, ages as of January 31, 2016, positions within the Company, current term and class and relevant experience for the last five years for each of our non-employee directors, including the Nominees, and is based on information that has been provided to us by our directors and the Nominees. There is no family relationship between any director, Nominee or executive officer of the Company. None of our directors has been convicted of a criminal offense in the past ten years.

Biographical Information of the 2016 Nominees (current term expires on the date of the Annual Meeting)

Gay W. Gaddis, 59

A respected mobile and technology industry expert, Gay founded and leads the largest woman-owned, independent advertising agency in the US and has a deep understanding of the technological needs and expectations of millennials, one of the fastest growing markets and the next generation of consumers.

Member, Management Development and Compensation Committee

Member, Nominating and Corporate Governance Committee (effective on March 3, 2016)

Class I director since 2014

Other key strengths and experience Gay brings to the Monotype Board include:

–	Significant business and entrepreneurial experience, which informs her seats on our management development and compensation committee and nominating and corporate governance committee.
–	Service as founder and CEO of T-3, a collaborative think tank that works with Fortune 500 and international companies to design technology-fueled digital marketing strategies, since she founded the company in 1989.
–	Service as chair of the board of the Committee of 200 (C200), a preeminent global women’s business organization, chair of the Executive Committee for the Texas Business Leadership Council and as a member of the advisory board of Womensphere.
–	Experience as a marketing director for Leadership Dynamics, a public relations director for Baylor University Medical Center and as a copywriter for The Richards Group, prior to founding T-3.
–	She has a BFA from the University of Texas at Austin.

Roger J. Heinen, Jr., 64

A veteran of software industry giants Apple and Microsoft, Roger has led numerous technical teams in developing software for leading companies worldwide, offering a unique perspective on distributed product development.

Member, Management Development and Compensation Committee

Member, Audit Committee

Member, Nominating and Corporate Governance Committee (stepped down on March 3, 2016)

Class I director since 2006

Other key strengths and experience Roger brings to the Monotype Board include:

–	Years of technology business and leadership experience, which informs his seat on our management development and compensation committees and significant financial and operational experience which he applies to his seat on our audit committee.
–	Experience as the senior vice president in the developer division of Microsoft Corporation from January 1993 to March 1996.
–	Experience as the senior vice president of Apple Computer’s software division from December 1989 to January 1993.
–	Service as a director of Progress Software Corporation from April 1999 until May 2009.
–	He has a BS in computer science from Worcester Polytechnic Institute, an S.E.P. from Stanford University and a PhD, Hon. from Worcester Polytechnic Institute.

Biographical Information of Our Current

Non-Employee Directors

Robert L. Lentz, 65
Bob is a proven leader, with a track record of 25+ years as senior management in growing technology companies and has a deep understanding of Monotype’s products, market segments and customers.

Chairman of the Board of Directors since 2014

Class II director since 2008

Current term expires in 2017

Other key strengths and experience Bob brings to the Monotype Board include:

–	Prior leadership experience in technology and software companies, coupled with the ability to assess current and future markets, allows him to provide a unique perspective and strategic guidance to our executive management team in his role as chairman.
–	Appointment as a professor and the entrepreneur in residence for the Center for Entrepreneurship Education at Northeastern University, since July 2012.
–	Service as an independent consultant from March 2009 to June 2012, as the interim CEO of Digital Reef, Inc. from July 2009 until March 2011, as the interim CEO of the managed analytics business, Deloitte Consulting from September 2006 to March 2010 and as president and CEO of Permission TV, Inc., from September 2006 to March 2010.
–	Service on the board of directors of Northern Power Systems since March 2014 and on the board of advisors for Hyperplane Venture Capital since January 2015.
–	He has a BA from Northeastern University in Business Administration, an MBA from Babson College and is a former CPA.

Pamela F. Lenehan, 63

With 20+ years on Wall Street as an investment banker, Pam is well-versed in strategy, M&A and financing. She’s been a public company officer, a high-tech start-up CFO and has extensive board experience.

Chair, Management Development and Compensation Committee

Member, Audit Committee

Class III director since 2006

Current term expires in 2018

Other key strengths and experience Pam brings to the Monotype Board include:

–	A deep understanding of executive compensation issues in knowledge-based industries, which she applies in her role as chair of the management development and compensation committee, and years of financial experience which inform her seat on our audit committee, serving as one of our two “audit committee financial experts” as defined under the Exchange Act and the applicable rules of the NASDAQ Global Select Market.
–	Experience serving as president of Ridge Hill Consulting, LLC, a strategy consulting firm since June 2002.
–	Experience serving on the board of directors of Civitas Solutions, Inc., a provider of services for individuals with intellectual and developmental disabilities and acquired brain injury, since December 2008, as a member of the audit committee since January 2009, audit committee chair from January 2009 to January 2016, a member of the compensation committee since October 2014 and presiding director since January 2016; and on the board of directors of American Superconductor Corporation, which offers technology and solutions for clean energy, since March 2011, as a member of the audit committee since March 2011 and the audit committee chair since August 2011.
–	Former service on the board and compensation committee for Spartech Corporation, from December 2004 to March 2013, chair of their compensation committee from March 2007 to March 2013, and a member of their audit committee from January 2005 to March 2013 when it was acquired by PolyOne Corporation.
–	She has a Masters Professional Director Certification from the American College of Corporate Directors, a BA in mathematical economics from Brown University and an MA in economics from Brown University.

Peter J. Simone, 68
Having served many years as a CEO of both public and private companies, Pete has extensive experience serving the needs of the same customers as Monotype, particularly in the OEM market segments.

Chair, Audit Committee

Member, Nominating and Corporate Governance Committee

Class II director since 2006

Current term expires in 2017

Other key strengths and experience Pete brings to the Monotype Board include:

–	Significant public company financial and operational experience, which informs his role as chair of our audit committee, serving as one of our two “audit committee financial experts” as defined under the Exchange Act and the applicable rules of the NASDAQ Global Select Market, and years of board level experience which he applies to his seat on our nominating and corporate governance committee.
–	Service as interim CEO of Lilliputian Systems, Inc., from January 2013 to May 2013 and as an investment consultant and a consultant to numerous private companies since February 2001.
–	Service on the board of directors and audit committees of Newport Corporation, a technology supplier to several industries including microelectronics manufacturing and communications, since March 2003 and Veeco Instruments, Inc., an equipment developer and supplier to various industries including data storage and semiconductors, since July 2004; and on the boards of several privately held companies.
–	Former service on the board of Cymer, Inc., a supplier of excimer light sources from May 1993 to May 2013 and on the board of Inphi Corporation, a provider of analog semiconductor solutions for the communications and computing markets, from March 2010 to May 2013.
–	He has a Masters Professional Director Certification from the American College of Corporate Directors, a BS in accounting from Bentley University, an MBA from Babson College and is a former CPA.

Timothy B. Yeaton, 57
A product management expert with deep understanding of developing, marketing and launching software solutions, Tim has served as a CEO and an officer of leading software and technology companies.

Chair, Nominating and Corporate Governance Committee

Member, Management Development and Compensation Committee

Class III director since 2012

Current term expires in 2018

Other key strengths and experience Tim brings to the Monotype Board include:

–	Public company board-level experience, which informs his seat on our nominating and corporate governance committee, and long-term business and leadership experience, including ten years in CEO roles, which allows him to bring a unique perspective on executive compensation matters to our management development and compensation committee.
–	Experience serving as the senior vice president and group executive of the $1B+ infrastructure business group at Red Hat, Inc., a global leader in providing open source software solutions to the enterprise, since January 2014.
–	Service as president and chief executive officer of Black Duck Software, a leader in automating management, governance and the secure use of open source software from February 2009 to December 2013.
–	Former service on the board of directors of Actuate Corporation from January 2011 to January 2015, when it was acquired by OpenText; and on the board of directors of Black Duck Software from February 2009 to January 2016.
–	He has a BS in management from Roger Williams University and an MBA from Babson College.

You can read biographical information about Douglas J. Shaw, was our president and chief executive officer through December 31, 2015 and is also a director and Scott E. Landers, who was appointed as our president and chief executive officer and also as a director on January 1, 2016, in the section entitled “Biographical Information of our Named Executive Officers and Key Employees.”

Skills and Experiences of our Board

We want our directors to provide a collective skill set that not only strengthens the diversity and experience of our Board but also provides the oversight and strategic guidance we believe is integral to the success of our Company. We seek out certain specific characteristics in our Board members that we believe will enhance the Board’s ability to provide such oversight and strategic guidance as it relates to our business. Some of the specific characteristics we believe are important include:

–	Length and depth of their business experience;
–	Experience with mergers and acquisitions;
–	Understanding of, or experience in the software and creative professional industries;
–	Leadership and/or operational experience in public companies or other major complex organizations;
–	Financial or financial industry experience or knowledge; and
–	Board level service experience.

We believe the characteristics and experiences that our directors, including the Nominees, bring to the Board complement each other and match the needs of our Company. The skill sets we believe each director and Nominee bring to our Board is as follows:

Nominees

–	Gay W. Gaddis has extensive operational and leadership experience in creative professional industries including experience as a creative, marketing and advertising professional, entrepreneur and business owner.
–	Roger J. Heinen, Jr. has experience serving on the board of directors of technology companies, significant operational and leadership experience in the software industry, as well as experience with mergers and acquisitions.

Directors

–	Robert L. Lentz has significant operational and leadership experience in the software industry as well as specific experience in the Company’s end-user industries.
–	Scott E. Landers has years of experience in finance, accounting and mergers and acquisitions and significant leadership experience in the software industry.
–	Pamela F. Lenehan possesses extensive knowledge and experience in debt and equity financings and mergers and acquisitions, leadership and operational experience in major complex organizations and significant board level service experience.
–	Douglas J. Shaw has extensive knowledge of and experience in both the typographic and software industries as well as board level experience.
–	Peter J. Simone has significant leadership and operational experience across several industries, extensive board level experience, broad experience in finance and accounting and extensive experience in financial analysis for the investment community.
–	Timothy B. Yeaton has significant management and operational experience in high-growth software industries, experience in software technology development and business modeling, as well as experience with mergers and acquisitions.

Board Structure, Leadership and Governance

The following provides information about the structure, leadership and governance practices of our Board.

Board Structure

The structure and composition of our Board is as follows:

–	Our Board is divided into three staggered classes (Class I, II and III) and each director in each class serves until a successor has been elected and qualified or until the earlier of their resignation or removal.
–	On January 1, 2016, our Board of Directors was expanded from seven members to eight members.
–	Our current Board is comprised of six independent and two non-independent directors. Our two non-independent directors are our former president and CEO, Douglas Shaw, who has been a member of our Board since 2004 and was our president and CEO through December 31, 2015 when he retired from that position, and Scott Landers, who was appointed as our president and CEO and elected to our Board on January 1, 2016.

Board Leadership

We have separate positions for the chairman of the Board and president and CEO. Robert Lentz currently serves as the chairman of our Board. Our Board believes that there are advantages to having an independent chairman, including:

–	To assist in facilitating matters such as communications between the Board and our president and CEO;
–	To provide strategic guidance from the Board to our president and CEO and senior management team;
–	To assist the Board in reaching consensus on particular strategies and policies based on input from senior management;
–	To ensure that the appropriate level of oversight, independence and responsibility is applied to all Board decisions, including risk oversight; and
–	To allow the Board the opportunity to review the chairman’s effectiveness in the position at the end of each three-year term.

The Board believes that Mr. Lentz’s skill set, understanding of the Company’s business and end user markets, and his ability to offer strategic guidance to our executive management team, allows him to excel in his role as our chairman.

Board Governance

The Company and the Board are committed to good corporate governance practices which promote the long-term interests of our stockholders. We believe our governance practices not only strengthen our Board and executive management team accountability but also build trust in our Company with our stockholders. Our governance practices include:

–	Our Board operates under written corporate governance guidelines, which can be downloaded from our website at http://ir.monotype.com/.
–	The committees of the Board operate under written charters, which can be downloaded from our website at http:// ir.monotype.com/.
–	Our Board conducts an annual self-evaluation, part of which is to determine whether or not the current leadership structure is optimal for our Company and our stockholders.
–	Each committee of the Board conducts an annual self-evaluation, part of which is to determine the effectiveness of the committee and highlight areas of committee focus for the upcoming year.
–	We conduct an annual review of corporate policies, governance guidelines and committee charters to ensure compliance with industry best practices.
–	The Company has adopted a Code of Business Conduct and Ethics that is applicable to every member of our Board, all employees including our president and CEO and all senior financial officers, which can be downloaded from our website at http://ir.monotype.com/.
–	We provide that any amendment to or waiver of a provision of our Code of Business Conduct and Ethics which applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions, will be disclosed by posting such information on our website.
–	Our Company policy encourages all directors to attend our annual meeting of stockholders and in 2015 every member of our Board attended.

Any of our committee charters, our corporate governance guidelines and our Code of Business Conduct and Ethics can also be obtained, free of charge, by writing to us at:

Monotype Imaging Holdings Inc. Attention: Corporate Secretary 600 Unicorn Park Drive Woburn, Massachusetts 01801

12

Board Responsibility for Risk Oversight

The Company’s management is responsible for day-to-day risk management and implementation of Company policies. We maintain an internal risk management committee that is responsible for ensuring that our risk management program, which is comprised of strategic, operational, financial and legal risk identification and prioritization, as well as active risk management and mitigation, is reflected in our policies and actions. Our Board has oversight of our risk management program, risks related to our operations and business strategy and receives reports on risk management from members of our executive management team.

Our audit committee has oversight responsibility for our risk identification and prioritization process, our Sarbanes-Oxley Act of 2002 compliance program and our internal audit function. Our management development and compensation committee has oversight of risk considerations with respect to our executive compensation programs. The committee works directly with management to determine whether our programs improperly encourage management to take unnecessary risks relating to the business or whether risks arising from our executive compensation programs are reasonably likely to have a material adverse effect on the Company. Our Board believes that this shared oversight is appropriate, rather than consolidation of responsibility with a single board level risk management committee.

Board Review of Business

Relationships and Transactions

All related party transactions are reviewed under our related person transaction approval policy by our audit committee and reported to and, if required, approved by our Board. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. Responsibilities for these reviews and associated actions are as follows:

–	Our audit committee is responsible for our policies and procedures for the review of transactions between the Company and our directors, director nominees, executive officers, security holders that beneficially own more than 5% of any class of our voting securities, or the immediate family members of any of these persons under our written related person transaction approval policy;
–	A list of related persons, which is updated and cross-checked periodically, is available to our employees and officers who are involved with or familiar with the transactions, contracts or other legal or business arrangements that we may or have entered into; and
–	The related persons list is checked prior to entering into any transaction, contract or other legal or business arrangement.

If it is determined that we have entered into or may enter into a related person transaction, including any modification or addition to an existing contract or arrangement, our general counsel is notified and she reviews the applicable rules and determines whether the approval of our Board, the audit committee, or both, is required and if so, that approval is obtained prior to entering into the transaction. No related person transaction is allowed unless our general counsel has either specifically confirmed in writing that no further approvals are necessary, or specifically confirmed in writing that all approvals necessary for us to enter into such arrangement have been obtained. In the event that a related party transaction requires the approval of the Board, the audit committee reviews the transaction and then makes a recommendation to the Board for its consideration before the transaction is entered into.

Board Independence

Our Board has considered the relationships of all directors and any transactions involving the directors and determined that two of our directors, Douglas Shaw who retired as our president and CEO on December 31, 2015 but remained on the Board as a director and Scott Landers who was appointed as our president and CEO and elected to the Board on January 1, 2016, each have a relationship that would interfere with the exercise of independent judgment in carrying out his responsibility as a director. Neither Messer. Shaw or Landers serves on any committee of the Board. Aside from Messrs. Shaw and Landers, each director qualifies as an independent director under the rules of the SEC and the NASDAQ Global Select Market.

Management Development and Compensation

Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the management development and compensation committee or as a director of any entity that has one or more of its executive officers serving as a member of our Board or management development and compensation committee. None of the members of our management development and compensation committee has ever been one of our employees.

2015 Meetings of the Board, its Committees and Executive Sessions of Non-Employee Directors

The following provides information about the

2015 Meetings of the Board, its committees

and any executive sessions of non-employee directors.

The Meetings of the Board of Directors

The Board met 13 times during 2015 and each director attended at least 75% of the total number of meetings of the Board and committees of the Board of which he or she was a member. In 2015, an executive session of the independent directors was held at least one time following a scheduled meeting of the Board and included only those directors who met the independence requirements of the NASDAQ Global Select Market. Our chairman, Robert Lentz, is responsible for chairing any executive session.

The Meetings of the Committees of the Board

The Board has three standing committees: audit committee, management development and compensation committee, and nominating and corporate governance committee. The composition and function of each of our committees complies with the rules of the SEC and the NASDAQ Global Select Market. On March 3, 2016, Ms. Gaddis was appointed to our Nominating and Corporate Governance Committee and Mr. Heinen stepped down from such committee. The Board has adopted a written charter for each committee which is available to view or download on our website at http://ir.monotype.com/ or by writing to us at:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive,

Woburn, Massachusetts 01801

Management Development

and Compensation Committee

Chair: Pamela F. Lenehan

Additional Members:

Gay W. Gaddis, Roger J. Heinen, Jr., and Timothy B. Yeaton

Number of Meetings in 2015: 13

Committee Member Attendance in 2015: 92%

Responsibilities:

–	Reviewing and making recommendations to our Board with respect to the corporate goals and objectives relevant to the compensation of our CEO;
–	Evaluating the performance of our CEO in light of such corporate goals and objectives and determining the compensation of our CEO;
–	Reviewing and approving the compensation of our other executive officers and members of management that report directly to our CEO;
–	Reviewing and making recommendations to our Board with respect to director compensation, with guidance from our nominating and corporate governance committee;
–	Establishing and reviewing our overall management compensation philosophy, strategy and policies;

–	Reviewing peer group and market survey data with respect to setting the compensation of our executive officers;
–	Reviewing and approving actions with respect to the adoption, amendment, administration and termination of all executive and non-executive incentive compensation plans and equity-based compensation plans;
–	Reviewing our sales compensation plans to ensure alignment with Company objectives;
–	Reviewing our pension and other similar plans;
–	Making regular reports to our Board;
–	Determining the independence of, and the retention of any compensation advisor and approving the compensation of, and overseeing the work of any such compensation advisor;
–	Reviewing and assessing the adequacy of the management development and compensation committee charter;
–	Evaluating the committee’s performance and reporting the results of such evaluation to our Board; and
–	Reviewing and discussing with management our executive compensation disclosure included in reports and registration statements filed with the SEC and producing required reports.

Independence of Management Development

and Compensation Committee Members

Each member of our management development and compensation committee is independent as defined under the Exchange Act, Rule 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the rules of the NASDAQ Global Select Market.

Audit Committee

Chair: Peter J. Simone

Additional Members:

Roger J. Heinen, Jr. and Pamela F. Lenehan

Number of Meetings in 2015: 6

Committee Member Attendance in 2015: 100%

Responsibilities:

–	Reviewing and coordinating the oversight of our internal control over financial reporting;
–	Reviewing all major accounting policies applicable to our Company:
–	Oversight of the Company’s risk identification process, compliance with the Sarbanes-Oxley Act of 2002 and internal audit function including a review of the performance of such function;
–	Reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
–	Meeting independently with our independent registered public accounting firm;
–	Appointing, retaining, terminating, approving the compensation of, evaluating the independence of and overseeing the work of our independent registered public accounting firm;

–	Assuring the regular rotation of partners, including lead and concurring partners, of our independent registered public accounting firm as required under the rules of the Exchange Act;
–	Approving all audit and permissible non-audit services to be provided by our independent registered public accounting firm, including the terms of such services;
–	Establishing and overseeing the adequacy of procedures for receipt, retention and treatment of complaints and the submission by employees of concerns regarding accounting or auditing matters;
–	Making regular reports to our Board;
–	Conducting appropriate reviews of all related party transactions;
–	Reviewing and assessing the adequacy of the audit committee charter;
–	Evaluating the committee’s performance and reporting the results of such evaluation to our Board; and
–	Preparing the audit committee report required by SEC rules to be included in our proxy statements.

Independence of Audit Committee Members

and Financial Expert Status

The Board has determined that Mr. Simone and Ms. Lenehan each qualify as an “audit committee financial expert” as defined under the Exchange Act and the applicable rules of the NASDAQ Global Select Market. In making its determination, our Board considered the nature and scope of the experiences and responsibilities that Mr. Simone and Ms. Lenehan have previously had with reporting companies and, in the opinion of our Board, neither of them have a relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. Each member of our audit committee is independent as defined under the Exchange Act and the applicable rules of the NASDAQ Global Select Market.

Nominating and Corporate Governance Committee

Chair: Timothy B. Yeaton

Additional Members:

Roger J. Heinen, Jr. and Peter J. Simone.

Number of Meetings in 2015: 3

Committee Member Attendance in 2015: 100%

In order to have a better balance of committee membership, on March 3, 2016, Ms. Gaddis joined the Nominating and Corporate Governance Committee, and Mr. Heinen stepped down.

Responsibilities:

–	Developing and recommending to our Board a set of Corporate Governance Guidelines and Code of Business Conduct and Ethics;
–	Developing and overseeing a succession plan for our president and CEO;
–	Recommending to our Board the persons to be nominated for election as directors and to each of our committees;
–	Recommending to our Board the person to be nominated as chair of the Board;
–	Developing and recommending to our Board criteria for Board and committee membership;
–	Identifying individuals qualified to become Board members;
–	Establishing procedures for stockholders to submit recommendations for director candidates;
–	Establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;
–	Reviewing our disclosures concerning policies and procedures for identifying and reviewing Board nominee candidates;
–	Making regular reports to our Board;
–	Reviewing and assessing the adequacy of the nominating and corporate governance committee charter;
–	Evaluating the committee’s performance and reporting the results of such evaluation to our Board; and
–	Overseeing the evaluation of our Board, its committees and management.

Independence of Nominating

and Corporate Governance Committee Members

Each member of our nominating and corporate governance committee is independent as defined under the rules of the NASDAQ Global Select Market.

Communication with our Directors

You can contact any of our directors by writing to them at:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801

Your letter should clearly specify the name of the individual director or group of directors you want your letter to be delivered to and the Company will deliver it. As required by the Company’s Code of Business Conduct and Ethics and Audit Committee Complaint Procedures, a third-party provides a hotline and a web page submission form to allow employees and other parties to communicate concerns to our management and Board. The web page submission form is located at www.alertline.com, and the hotline number in the United States is (800) 826-6762; a link to the numbers for calls made outside of the U.S. is available on the Corporate Governance section, under Governance Documents, on our website at http://ir.monotype.com/. Information submitted through the web submission from or hotline is forwarded to our Board or audit committee and concerns can be reported anonymously if the caller chooses.

Director Compensation

The following provides a summary of the structure of our non-employee director compensation in 2015.

Board and Committee Cash Retainers

Our non-employee directors receive cash compensation in the form of an annual cash retainer for their service on our Board and additional cash retainers for their service on committees. They do not receive meeting fees, however, if the number of meetings of the Board or any committee exceeds 10 per year, non-employee directors are entitled to receive per meeting payments of $1,000 for any additional meeting attended. Further, the Board has discretion to award additional compensation to any director who undertakes additional responsibility above and beyond any of their committee responsibilities. Our non-employee directors are also entitled to reimbursement of reasonable travel expenses for Board or committee meetings, Company-related activities that require their attendance and payment of director-related education expenses. Our Board reviews the structure and amount of director compensation every two years. As our director compensation structure was last reviewed in 2014, in 2016 a review of director compensation was completed and approved by the Board in March 2016, and will be applied retroactively to the beginning of 2016.

Our annual cash retainer structure for our non-employee directors in 2015, and the annual cash retainer structure for our non-employee directors that was approved in March 2016, are as follows:

Position	Annual Cash Retainer in 2015	Annual Cash Retainer beginning in 2016
Chairman of the Board	$117,500	$125,000
Non-employee Director (other than the Chair)	$72,500	$75,000

Additional cash retainers for each non-employee director who served on one or more Board committees in 2015 or will serve in 2016, are as follows:

Position	Additional Cash Retainer in 2015	Additional Cash Retainer beginning in 2016

Audit Committee Chair	$20,000	$22,000
Audit Committee member (other than the committee Chair)	$10,000	$11,000
Management Development and Compensation Committee Chair	$15,000	$15,000
Management Development and Compensation Committee member (other than the committee Chair)	$7,500	$7,500
Nominating and Corporate Governance Committee Chair	$10,000	$10,000
Nominating and Corporate Governance Committee member (other than the committee Chair)	$5,000	$5,000

Actual cash retainers paid to each non-employee director in 2015 are set forth in the “Director Compensation Table- Fiscal 2015.” In addition, although there were 13 meetings of the Board in 2015, no meeting fees were paid in 2015 as the directors decided to waive them.

Equity Compensation

In 2015, our non-employee directors received a grant of restricted stock equal to the number of shares with a dollar value of $105,000 based on the closing price of a share of our Common Stock on the grant date. The award granted in 2015 vests on the earlier of the first anniversary of the grant date or the date of our next annual meeting of stockholders. Additional equity awards to our non-employee directors, which may include options to purchase shares of our Common Stock, are considered and approved by our Board during regularly scheduled or special meetings of our Board prior to the grant date, which is generally the third business day following the annual meeting. In 2015, no additional equity awards were granted. Beginning in 2016, it is anticipated that our non-employee directors will receive annual grants of restricted stock equal to the number of shares with a dollar value of $125,000 based on the closing price of our Common Stock on the grant date.

Equity Grants upon Election to the Board

Upon election to the Board, new non-employee directors receive a grant of restricted stock with a dollar value equal to $120,000 based upon the closing price of our Common Stock on the grant date. The grant vests quarterly in equal installments over four years. Beginning in 2016, upon election to the Board, new non-employee directors will receive a grant of restricted stock with a dollar value equal to one and a half times the annual cash retainer paid to a member of the Board.

Director Compensation Table – Fiscal 2015

The following table provides a summary of the compensation we paid to our non-employee directors in fiscal 2015.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Other Compensation (3)	Total
Robert L. Lentz	$117,500	$105,026	—	$222,526
Gay W. Gaddis	$80,000	$105,026	—	$185,026
Roger J. Heinen, Jr.	$95,000	$105,026	—	$200,026
Pamela F. Lenehan	$97,500	$105,026	—	$202,526
Peter J. Simone	$97,500	$105,026	—	$202,526
Timothy B. Yeaton	$90,000	$105,026	$1,199	$196,225

(1)	Douglas Shaw has been omitted from this table because he did not receive compensation for his service on our Board during fiscal 2015. Scott Landers has been omitted from this table because he was not elected to our Board until 2016. Mr. Landers will not receive compensation for his service on our Board.
(2)	Represents the total fair value of the 3,938 shares of restricted stock granted on May 8, 2015 to our non-employee directors.
(3)	Represents dividends received in 2015 on unvested restricted stock awarded to the director in July 2012 where the impact of the dividend was not calculated into the fair market value of the grant.

The aggregate total number of outstanding unvested shares of restricted stock at December 31, 2015 is shown below. With the exception of the 2,278 of the 4,049 shares granted to Ms. Gaddis upon her election to the Board on February 24, 2014 and 1,746 of the 9,310 shares granted to Mr. Yeaton upon his election to the Board on July 25, 2012, all shares shown below will vest on May 5, 2016, which is the date of our Annual Meeting.

Name (1)	Grant Date	Number of Shares	Grant Date Fair Value	Vesting Date
Robert L. Lentz	May 8, 2015	3,938	$105,026	May 5, 2016
Gay W. Gaddis	(2)	6,216	$172,546	(2)
Roger J. Heinen, Jr.	May 8, 2015	3,938	$105,026	May 5, 2016
Pamela F. Lenehan	May 8, 2015	3,938	$105,026	May 5, 2016
Peter J. Simone	May 8, 2015	3,938	$105,026	May 5, 2016
Timothy B. Yeaton	(3)	5,684	$127,532	(3)
Total		27,652

(1)	Douglas Shaw has been omitted from this table because he was an employee of the Company throughout fiscal 2015 and accordingly did not receive a non-employee director stock grant. Mr. Landers has been omitted from this table because he was not elected to the Board until January 1, 2016. As Mr. Landers is an employee of the Company, he will not receive a non-employee direct stock grant for his service on the Board in 2016.
(2)	On February 24, 2014, Ms. Gaddis received an initial director stock award of 4,049 restricted shares with a grant date fair value of $120,012 which vest quarterly in equal installments over a four year period, 2,278 shares of which remained unvested as of December 31, 2015. On May 8, 2015, Ms. Gaddis received a yearly director stock grant of 3,938 shares of restricted stock, which vest on May 5, 2016, the date of our Annual Meeting.
(3)	On July 25, 2012, Mr. Yeaton received an initial director stock award of 9,310 restricted shares with a grant date fair value of $120,006 which vest quarterly in equal installments over a four year period, 1,746 of which remained unvested as of December 31, 2015. On May 8, 2015, Mr. Yeaton received a yearly director stock grant of 3,938 shares of restricted stock, all of which vest on May 5, 2016, the date of our Annual Meeting.

Director Nominations

When our Board is required to select a new member, it relies on the nominating and corporate governance committee to identify suitable candidates for nomination and to assess their qualifications in light of the policies and principles in our corporate governance guidelines and the charter of the nominating and corporate governance committee.

Process for Identifying

and Evaluating Director Nominations

Generally, the nominating and corporate governance committee identifies candidates for director nominees by consulting with other members of the Board and management, on its own, by utilizing search firms or other advisors, through the recommendations submitted by stockholders or through other methods deemed helpful in identifying candidates. Once candidates have been identified, the committee confirms the candidates meet the minimum qualifications by gathering information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means deemed to be helpful in the process. The committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of this process, a recommendation is made with regard to the suitability for election of such candidates. The specific qualities and skills our Board and nominating and corporate governance committee look for in each candidate are outlined below.

Director Qualifications

In identifying prospective director candidates, the nominating and corporate governance committee considers all facts and circumstances it deems appropriate, including among other things, skill set, depth and breadth of business experience, independence and the needs of the Board. This assessment includes consideration of the following minimum qualifications that must be met by all directors:

–	Be of the highest ethical character and share the values reflected in the Company’s Code of Business Conduct and Ethics;
–	Have a reputation, both personal and professional, consistent with the image and reputation of the Company;
–	Have the ability to exercise sound business judgment; and
–	Have substantial business or professional experience and be able to offer meaningful advice and guidance to management based on that experience.

The committee also considers factors such as:

–	An understanding of and/or experience in the technology, software and creative professional industries or other experience deemed relevant at the time;
–	Leadership experience with public companies or other major complex organizations;
–	How such candidate would contribute to the diversity of the Board, although the Company does not have a formal diversity policy;
–	Experience in accounting or financial industries; and
–	The degree to which such candidate’s experience strengthens the Board’s collective qualifications and skills.

Procedures for Recommendation

of Director Nominees by Stockholders

If you would like the nominating and corporate governance committee to consider a prospective director candidate, please submit the candidate’s name and qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company’s by-laws to:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801

The corporate secretary will promptly forward any nominations to the nominating and corporate governance committee.

All recommendations for nomination of a director candidate must be in writing and include the following:

–	The name and address of record of the stockholder;
–	A representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;
–	The name, age, business and residential address, educational background, current principal occupation or employment and principal occupation or employment for the preceding five full years of the proposed director candidate;
–	A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications described herein;
–	The consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual meeting of stockholders;
–	The consent of the proposed director candidate to serve as a director if elected at such annual meeting; and
–	Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

Candidates may be required to undergo a comprehensive private investigation background check by a qualified company of the Company’s choosing and a candidate must complete a detailed questionnaire regarding his or her experience, background and independence. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, the candidate is evaluated by the committee and a recommendation regarding the candidate is delivered to the Board. In addition, a stockholder can propose an individual for election to the Board in accordance with the Company’s by-laws.

Swyft Media’s Popemoji campaign was an international success with 136,000 downloads of the keyboard and more than a million sends of the stickers since the September 2015 launch.
Hey! Can you believe the Pope is coming to town this weekend?

Compensation

Proposal Two

Advisory Vote on Executive Compensation

The Company gives its stockholders the annual opportunity to approve the compensation of our named executive officers. We believe our executive compensation programs have been designed to align executive incentives with the creation of value for our stockholders. Although stockholder approval of our compensation plans for named executive officers is advisory in nature and not binding on the Company, our Board and management development and compensation committee value our stockholders’ opinions and will consider the outcome of this vote and determine what actions may be appropriate to address those concerns when making future executive compensation decisions.

This Proposal relates solely to the advisory vote on the Company’s executive compensation and does not include any other matters. This vote is advisory and therefore not binding on us, our Board or our management development and compensation committee.

Proxies will be voted FOR this Proposal Two unless contrary instructions are set forth on the enclosed proxy card.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of the named executive officers.

Quick Facts About:

Our Company’s Financial Performance

Relative Change* In Revenue,

Operating Profit, and Net Income

over a five year period

–	Since 2011, our revenue has grown at a compound 15% rate with net income also growing 15% and operating profit by 12%.

*Data is presented in index form, where revenue, operating profit and net income start in 2011 with a base value of 100.

Some of our 2015 fiscal year

financial highlights** include:

–	Total revenue of $192.4 million, an increase of 4% year-over-year.
–	Total Creative Professional revenue of $88.1 million, an increase of 14% year-over-year.
–	Diluted EPS of $0.65 and non-GAAP diluted EPS of $1.12, compared to prior year results of $0.81 and $1.12, respectively.
–	Non-GAAP net adjusted EBITDA of $71.0 million, or 37% of revenue for fiscal 2015.
–	The Company had cash and cash equivalents of $87.5 million at December 31, 2015.

** See our Form 10-K filed with the SEC for the year ended December 31, 2015 for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

Quick Facts About:

How We Deliver Shareholder Value

Debt and Cash Balances and

Amount Returned To Stockholders

Since 2011

– Dividends increased since inception from $0.04 per quarter in 2012 to $0.11 per quarter in 2016.
– In 2015, we returned nearly $34 million to stockholders through dividends and our share repurchase program.

Quick Facts About: How Executive Pay Ties to Performance
–	From 2011 to 2015, the rate of growth of the price of a share of our Common Stock has outpaced the rate of growth of the total compensation paid to our president and CEO.
–

Over the same period, the increase in the price of a share of our Common Stock was slightly below that of the NASDAQ Composite and NASDAQ Computer, and on pace with the Russell 2000 and Standard and Poor 600 Indices.

Change In Value* of Our Common Stock, NASDAQ Composite, NASDAQ Computer, Russell 2000, and S&P 600 Indicies, and our President and CEO’s Total Compensation

          *Data is presented in index form, where the Company and

          all indices started on January 1, 2011 with a base value of 100.

  Quick Facts About:

  Breakdown of Equity

  Granted in 2015 to Our

  Named Executive Officers

–

In 2015, we granted a mix of non-qualified stock options, restricted stock units (RSUs) which are referred to as performance shares throughout this Proxy Statement, and restricted stock with, in the case of the majority of our NEO’s, half of their yearly grants directly tied to Company performance:

	–	Share price must rise from the stock option grant price for options to be “in the money;” and
	–	Targets associated with vesting of performance shares are “stretch” goals and are difficult to attain.
–	Cash incentive compensation requires the Company to attain at least 90% of its pre-determined corporate performance goals before any payout is approved.
–	At least 100% attainment of pre-determined corporate performance goals is required for 401(k) profit sharing to be paid.

Biographical Information of Our Named

Executive Officers and Key Employees

The following provides information on the named executive officers, executive officers and senior officers of the Company, including their ages as of January 31, 2016, and is based on information they have provided to us. Officers of the Company are elected annually at the first meeting of the Board following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board following the next annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her resignation or removal in accordance with the Company’s by-laws.

There is no family relationship between any director, Nominee or executive officer of the Company.

Our Named Executive Officers

Douglas J. Shaw, 60

President and Chief Executive Officer from 2007 through 2015

Director since 2004

Mr. Shaw retired as our president & CEO on December 31, 2015 - he remains as a director on our Board

–	He has served as our senior vice president and in various capacities with our predecessor companies, Agfa Corporation and Agfa Monotype, since 1986.
–	Prior to joining the Company, he was employed by Compugraphic from 1981 to 1986, where he co-founded Compugraphic’s Font Technologies division.
–	He holds a BA in accounting from Boston College and an MBA from Babson College.

Scott E. Landers, 45

Chief Operating Officer through 2015

Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary from 2008 to 2015

Mr. Landers was appointed our president & CEO and elected as a director on January 1, 2016

–	Prior to joining the Company, he served as vice president of global finance at Pitney Bowes Software and as the vice president of finance and administration for MapInfo Corporation from 2007 to 2008.
–	He has been a member of the board of Bridgeline Digital since January 2010, a member of its audit committee since February 2010 and its governance committee since May 2014.
–	He is a CPA, holds a BA in accounting from Le Moyne College and an MBA from the College of Saint Rose.

Joseph D. Hill, 53 Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since 2015

–	Prior to joining the Company, he served as vice president, chief financial officer and treasurer at Metabolix, Inc. from 2008 to 2015, and as senior vice president and chief financial officer for AMICAS from 2004 to 2008 when it was sold to Merge Healthcare, Inc.
–	He holds a BS in business administration from Bryant College and an MSF from Bentley College.

Janet M. Dunlap, 50 Executive Vice President, General Counsel and Secretary since 2015 Vice President, General Counsel and Secretary from 2010 to 2015 General Counsel and Secretary from 2006 to 2010

–	Prior to joining the Company, she was a partner at Goodwin Procter LLP from 2000 to 2006 and an associate from 1993 to 2000.
–	She sits on the board of directors of Snow Farm: The New England Craft Program and the Center for Women and Enterprise, both not-for profit organizations.
–	She holds a Professional Director Certification from the American College of Corporate Directors, a BA in economics from Franklin & Marshall College, and a JD from Boston College Law School.

Steven R. Martin, 54 Executive Vice President and Chief Innovation Officer since 2015 Senior Vice President, Engineering from 2012 to 2015 Vice President, Engineering and Development from 2005 to 2012

–	Prior to joining the Company, he was director of engineering for Newmarket International and served in various capacities with Nuance Communications, Inc., including as its vice president of new product development.
–	He sits as a trustee on the board of directors of Esperanza Academy, a non-profit academy.
–	He holds a BS in computer science from Fitchburg State College, an MS in computer science from George Washington University and in 2013 he completed an executive management program at the Harvard Business School.

John L. Seguin, 61 Executive Vice President since 2006 Senior Vice President and General Manager, Display Imaging from 2004 to 2006

–	Prior to joining the Company, he served in various capacities including executive capacities at Sand Video Inc., Xionics Document Technologies, Inc., Oak Technology, Inc. and Zoran Corporation.
–	He holds a BA in marketing from Southeastern Massachusetts University and an MBA from Suffolk University.

Our Executive Officers

Benjamin W. L. Semmes, III, 49 Executive Vice President, Market Strategy and Sales since 2015

–	Prior to joining the Company, he served as senior vice president, maintenance and professional services – digital commerce solutions at Pitney Bowes, Inc. from 2013 to 2015, as its software group operating officer from 2008 to 2013 and as its business insights senior vice president, global services from 2006 to 2008.
–	He holds a BS in Chemistry from Virginia Military Institute, an MS in Information Management from Stevens Institute of Technology and he completed the Pitney Bowes Strategic Lead Program through the Executive Education arm of the University of Virginia’s Darden School of Business in 2010.

Our Senior Officers

Below is biographical information for the senior officers of the Company, or our key employees, including their ages as of January 31, 2015.

Mark S. Brown, 57 Senior Vice President, OEM Solutions since 2015 Vice President, Display Imaging Sales from 2008 to 2015 Director, OEM Sales from 2006 to 2008

–	He has served in various capacities for the Company since 1997, including as director, OEM business development, senior OEM business manager and oem business manager. Prior to joining the Company, he served as a partner at Hyway-Ferranti and in various capacities for Bitstream Inc. and Compugraphic Corporation.
–	He holds a BA in business management from Hartwick College.

Daniel T. Gerron, 49 Senior Vice President, Corporate Strategy and Development since 2015 Vice President, Corporate Development from 2010 to 2015 Vice President, Business Development from 2008 to 2010

–	Prior to joining the Company, he served as vice president of mergers and acquisitions for the software and marketing services division at Pitney Bowes Inc., and as vice president of business planning at MapInfo Corporation.
–	He holds a BA in Asian studies and an MBA from the University of Texas at Austin.

Lisa A. Landa, 51 Senior Vice President, Corporate Marketing since 2015 Vice President, Corporate Marketing from 2011 to 2015

–	Prior to joining the Company, she served as the chief marketing officer for dynaTrace Software in 2011 until it was acquired, and as vice president, marketing for Arbor Networks from 2006 to 2011.
–	She holds a BA in art and English from Williams College.

John H. McCallum, 59

Senior Vice President, Enterprise Solutions since 2015

Vice President and General Manager, Enterprise Solutions from 2011 to 2015

Vice President, Creative Professional from 2009 to 2011

–	He has served in various capacities for the Company or its predecessors since 1993.
–	He has also served as the managing director of Monotype GmbH, our subsidiary located in Germany from 2014 to 2015, and as the managing director of Monotype Ltd., our subsidiary located in the United Kingdom since 1995.

Jennifer H. Peterson, 49 Senior Vice President, Human Resources since 2015 Vice President, Human Resources from 2013 to 2015

–	Prior to joining the Company, she served as Intralinks Holdings Inc. senior vice president of global human resources from 2011 to 2013 and as its vice president of human resources, Americas from 2010 to 2011, and as vice president of human resources and business operations at Kadient, Inc., from 2005 to 2010.
–	She holds a BA in sociology from Franklin & Marshall College.

Christopher J. Roberts, 48

Senior Vice President, Digital Commerce since 2015

Vice President and General Manager, Creative Professional from 2014 to 2015

Vice President and General Manager, E-Commerce from 2011 to 2014

–	He served as our vice president of marketing from 2007 to 2011 and in various capacities with the Company including as our director of consumer marketing, director of corporate marketing and as a marketing manager from 2001 to 2007.
–	He holds a BA in business administration from St. Michael’s College and an MBA from Clarkson University.

Joseph G. Roberts, 51

Senior Vice President, Consumer Solutions since 2015

Vice President and General Manager, OEM from 2014 to 2015

Vice President and General Manager, Printer Imaging from 2013 to 2014

–	He has served in various capacities with the Company in our printer imaging group, including as our director of sales and our senior business development manager from 2002 to 2013.
–	He holds a BA in finance from Montana State University and an MBA from Rochester Institute of Technology.

Brett S. Zucker, 43 Senior Vice President, Product Management and Marketing since 2015

–	Prior to joining the Company, he served as chief technology officer for Bridgeline Digital Inc. from 2006 to 2015, as its general manager from 2004 to 2006 and as its director of delivery from 2002 to 2004.
–	He holds a BS in electrical engineering from Cornell University and an MBA from Harvard Business School.

Compensation Discussion and Analysis

This section describes the Company’s compensation programs for our named executive officers that were in effect for 2015 and the decisions made with respect to these programs. Our goal is to explain the details of these compensation programs and describe why we believe they are appropriate for our Company and our stockholders.

The compensation tables found in this section contain information for the individuals who served as our principal executive officer and principal financial officer at any time during fiscal 2015, as well as our three other most highly compensated executive officers who had been designated by the Company as executive officer as of December 31, 2015. These individuals are referred to as our named executive officers, or NEOs, in this Compensation Discussion and Analysis and are as follows:

–	Douglas J. Shaw – Mr. Shaw was our president and CEO through December 31, 2015.
–	Scott E. Landers – Mr. Landers served as our senior vice president, chief financial officer, treasurer and assistant secretary from January 1, 2015 to March 9, 2015, as our chief operating officer, chief financial officer, treasurer and assistant secretary from March 10, 2015 to September 7, 2015 and as our chief operating officer from September 8, 2015 through December 31, 2015. On January 1, 2016, Mr. Landers was appointed as our president and CEO.
–	Joseph D. Hill – Mr. Hill served as our executive vice president, chief financial officer, treasurer and assistant secretary since September 8, 2015.
–	John L. Seguin – Mr. Seguin served as our executive vice president throughout fiscal 2015.
–	Steven R. Martin – Mr. Martin served as our senior vice president, engineering from January 1, 2015 to August 31, 2015, and as our executive vice president and chief innovation officer from September 1, 2015 through December 31, 2015.
–	Janet M. Dunlap – Ms. Dunlap served as our vice president, general counsel and secretary from January 1, 2015 through August 31, 2015, and as our executive vice president, general counsel and secretary from September 1, 2015 through December 31, 2015.

On September 1, 2015, we adjusted the titles of our executive and senior officers to better align their titles with comparable positions. Except for Mr. Landers and Mr. Martin, these title adjustments were not considered promotions and accordingly no salary adjustments were made. Each named executive officer will be referred to with the title they held on December 31, 2015 throughout this Proxy Statement.

Our Executive Compensation

Objectives and Principles

We believe the Company’s success is dependent on experienced, engaged and motivated talent at all levels of the organization. We strive to provide a total compensation package to our executive officers that we believe:

–	Provides compensation opportunities that are competitive for comparable positions at similar companies, including those with whom we compete for talent;
–	Reflects the level of accountability, business impact and future potential of each executive officer;
–	Aligns the interests of our executive officers with those of our stockholders by linking their compensation to the achievement of the Company’s short- and longer-term business strategies and objectives;
–	Reinforces ethical business practices;
–	Increases the proportion of variable compensation as an executive officer’s level of responsibility increases;
–	Discourages excessive or unnecessary risk taking; and
–	Motivates team behavior to achieve superior cross-organizational results.

We focus on maintaining total compensation levels that we believe will be perceived by our executive officers and stockholders as fair and equitable. We rely on the following principles to guide our executive compensation decisions:

–	Focus on Total Compensation Opportunity

Compensation decisions are based on the overall compensation opportunity, which includes base salary, short-term cash incentive compensation, equity incentive compensation and benefits.

–	Pay Competitively

We target the total compensation opportunity to be in line with executives who hold comparable positions at public companies of similar size and in similar industries.

–	Reward Results

A significant portion of the total compensation opportunity is variable and performance-based, subject to increase when results exceed corporate targets and decrease when results fall below target. No payout is made if results do not achieve threshold levels of performance.

–	Our short-term incentive plan rewards annual financial performance results.
–	Our long-term incentive awards, which in fiscal 2015 included stock options which we consider to be performance-based compensation because they have intrinsic value only when the Company’s share price increases from the stock option grant price, and performance shares which may be earned for achievement of stretch goals, support the Company’s long-term strategic goals.
–	No Executive Only Perquisites

Other than an annual physical examination that gives our executives the opportunity to complete all of their annual doctors’ appointments in one visit, the benefits package offered to our executives is the same as the benefits package provided to all full-time employees.

All of our named executive officers are compensated under the same policies, which are reviewed regularly by the management development and compensation committee to assure they are aligned with our overall compensation objectives and principles.

Executive Compensation Program

Elements, Mechanics and Timing

Our management development and compensation committee determines executive compensation by utilizing input from our president and CEO, senior vice president of human resources and an independent compensation advisor from Pearl Meyer & Partners LLP (“Pearl Meyer”). Pearl Meyer has been engaged by our management development and compensation committee and provides no other services to the Company. The individual compensation consultant from Pearl Meyer who advises the committee has no prior relationship with any of our named executive officers.

In order to make executive compensation determinations, the committee considers a variety of topics and reviews materials that are provided either by the Company, Pearl Meyer or other industry sources. The chart below shows the compensation topics considered by the committee and when the committee discusses, reviews and approves each topic, as applicable:

	Second Quarter	Third Quarter	Fourth Quarter	First Quarter of Next Fiscal Year
Compensation Philosophy and Performance
Compensation Philosophy	Review
Performance, including of our president and CEO	Review & Approve			Discuss
External Compensation Perspectives
Peer Group Selection
Marketplace Trends		Review
Competitive Market Analysis		Discuss
Regulatory Requirements and Implications	Review	Review	Review	Review
Compensation Program Design and Approval
Company Created Tally Sheets		Review
Annual Total Compensation Plan Design		Discuss	Review	Approve
Cash Compensation Recommendations		Discuss	Review	Approve
Annual Compensation Plan and Company Performance Targets			Review	Approve
Equity Budget	Review	Review	Review	Approve
Possible Awards under the Executive Incentive			Review	Approve
Bonus Plan

The committee oversees the development of our executive compensation plans and policies, including our Executive Incentive Bonus Plan (the “Incentive Plan”) which was established by the Board in February 2014 and under which certain performance goals were adopted by the Board in February 2015, our equity award plan, our profit sharing plan and our Second Amended and Restated 2007 Stock Option and Incentive Plan (the “2007 Option Plan”). Further, the Board

reviews and approves the cash and equity compensation of our executive officers. The next chart summarizes the three main elements of our executive compensation programs, including why the element is part of our compensation program, when the element is approved, the mechanics of each program element and who determines the level of compensation provided for each element.

	Base Salary	Cash Incentive Compensation	Equity Incentive Compensation
Why Provide this Element	Compensation to attract and retain executive talent.	Reward for achievement of the Company’s short-term financial and operational results.	Align executive officer’s interests with stockholders to reward for value growth. Focuses efforts and decision making on sustained long-term performance and retains talent based on vesting schedule and realizable value.
When Determined	Annually, during the first quarter of the fiscal year, and applied retroactively to January 1 of the applicable fiscal year.	Annually, after the review by our Board of our audited financial statements for the prior year and consideration of the individual’s prior year performance results.	Generally granted annually following the filing of our Annual Report on Form 10-K with the SEC for the prior fiscal year, however, the committee has discretion to make equity awards at any time. Equity grants may also be made following the hire or the promotion of an executive officer.
Program Mechanics	Determined with consideration of job responsibilities, prior experience, demonstrated leadership, individual performance results against stated objectives and anticipated impact on our success. Mid-year adjustments may be made to reward a promotion, substantial increase in responsibilities, or if a market adjustment is required for fair pay or retention.	Under the Incentive Plan, corporate performance goals, a determination of eligible participants and individual targets are established annually. No payout is made unless the Company achieves at least 90% of one or more of the pre-established corporate performance goals. Under the Incentive Plan, the management development and compensation committee cannot establish a maximum cash incentive compensation amount for any participant that is greater than two times their base salary. In addition, once the targets are established, the committee does not have discretion to increase a payout under the Incentive Plan for any participant.	Awards are defined by our 2007 Option Plan and made under our equity award grant policy. Awards granted annually, in the aggregate, are based on internal dilution guidelines, management recommendations, benchmarking to industry and peer group data and an analysis of overhang and dilution compared to our peer group. Individual awards take into account peer group award levels, current and anticipated future individual performance, impact in future years and retention value of current holdings. Grants are made at fair market value and calculated based on our closing market price on the grant date. Generally, vesting terms for restricted stock and stock options are 25% after the first year and quarterly thereafter however, terms can vary based on the intention of the committee in granting the award and the award type. Performance shares (RSUs) only vest upon achievement of pre-determined performance targets.
Who Determines	The management development and compensation committee. The president and CEO provides input on all executive officers except himself.	The management development and compensation committee and the Board. The president and CEO provides input on all executive officers except himself.	The management development and compensation committee. The president and CEO provides input on all executive officers other than himself.

Above and beyond the compensation elements listed in the chart, we also offer the following benefits to all employees, including our named executive officers:

–	Discretionary 401(k) matching program;
–	401(k) profit sharing contribution;
–	Life and disability insurance;
–	Travel and accident insurance;
–	Optional health, dental and vision (which requires cost sharing);
–	Supplemental life insurance coverage, which is fully paid by any employee electing this benefit; and
–	Tuition reimbursement program.

We offer only one perquisite to our named executive officers which is not available to our entire employee base- a comprehensive, Company-paid yearly physical examination. Although the Company’s medical plan already provides for annual physicals, the comprehensive examination provides the convenience of doing all appointments and tests in one location on a single day, which helps encourage our named executive officers to conveniently take the time necessary to maintain their health and wellness.

Benchmarking and Peer Group

In order to make compensation decisions, the committee benchmarks total compensation and each individual compensation element to determine whether our compensation is competitive. This is accomplished by comparing the levels of executive compensation and the financial performance of the Company against an approved peer group of companies. The peer group is selected with guidance from Pearl Meyer and approved by the committee based on the following criteria:

–	Actively traded public companies in the United States with revenue and market capitalization comparable to the Company’s, with exceptions allowed for industry leaders or direct competitors who are outside the revenue and market capitalization range;
–	Companies in the digital media, technology and software industries with generally similar products and services; and
–	Companies that generally overlap with our geographic labor market for talent, which we define as the metropolitan Boston area.

In 2015, we benchmarked total compensation to a peer group of companies, with revenue generally ranging from $75 million to $460 million, or 0.4 to 2.5 times our annual revenue and a market capitalization generally ranging from $460 million to $3.2 billion, or 0.4 to 2.5 times our market capitalization. In addition, the committee looked at revenue growth, EBITDA, profit margin and percentage of revenue coming from international sources. The management development and compensation committee determined that it was appropriate to slightly adjust the market capitalization and revenue ranges used to determine our 2015 peer group companies from the ranges used in 2014 to reflect the current revenue performance, EBITDA, revenue growth and market capitalization of the Company and the peer group companies. In 2015 one peer group company, Open Table, Inc., was removed from the peer group as it was acquired by the Priceline Group, Inc. whose revenue performance and market capitalization fell outside of our peer group ranges, and was replaced with Progress Software Corporation as it met the stated criteria for our peer group companies. Accordingly, our peer group of companies for benchmarking purposes in 2015 was as follows:

–	Bottomline Technologies Inc.
–	Broadsoft Inc.
–	comScore, Inc.
–	Constant Contact Inc.
–	Demandware Inc.
–	Ebix, Inc.
–	Interactive Intelligence Group, Inc.
–	LogMeIn, Inc. Netscout Systems, Inc.
–	Progress Software Corp.
–	PROS Holdings, Inc.
–	Qualsys, Inc.
–	Rocket Fuel Inc.
–	Shutterstock, Inc.
–	Stamps.com, Inc.
–	Synchronoss Technologies, Inc.
–	Tangoe, Inc.

Upon determining our final peer group of companies, the committee performed a detailed analysis of the cash and equity compensation programs and levels provided to similarly situated executives of our peer group companies as compared to our current executive compensation programs and levels. While the committee doesn’t target specific percentiles for individual executives for cash or equity compensation, the committee does have a philosophy of, on an overall basis, being within a competitive range of the market median for cash, restricted stock and stock option compensation. Further, the committee has structured the executive compensation program to provide the opportunity to attain above market median compensation through the achievement of pre-determined corporate performance targets associated with the vesting of grants of performance shares.

In determining the compensation targets for individual named executive officers, the committee also considered recommendations from our president and CEO and senior vice president of human resources, based on:

–	A review of the individual’s previous year performance, leadership role and performance objectives for the upcoming year;
–	Market information provided by Pearl Meyer including data relating to our peer group and other relevant publicly available compensation surveys; and
–	The views of our president and CEO and senior vice president of human resources on our total compensation program’s ability to attract, retain and motivate the level of performance necessary to achieve the Company’s goals.

How We Weight the Elements

of Executive Compensation

We determine the appropriate allocation between annual cash and equity incentive compensation with a goal of weighting the allocation toward variable compensation based on corporate financial and other performance goals and individual performance. Financial and other performance goals are established so that target attainment is not assured and payment for performance at or above target levels will require the named executive officer to perform at a high level, devote significant effort to the business and produce significant results. Individual performance objectives are developed to support achievement of our annual corporate goals in order to ensure that the named executive officer’s priorities, focus and efforts support the success of our strategic initiatives and drive achievement of our business objectives and financial goals.

The management development and compensation committee considers total compensation (cash and equity) when evaluating competitive data provided by Pearl Meyer and tally sheets prepared by our human resources department that include information on each named executive officer’s current and past compensation. Based on this review, the committee can decide to adjust one or more elements of a named executive officer’s compensation. Certain compensation decisions may specifically impact other elements of compensation. For example, because potential annual cash incentive payouts are based on the individual’s base salary, increases in base salary may also increase the amount of the cash incentive payout. The committee has not implemented a specific policy for determining the allocation between cash and non-cash compensation, however in designing the total compensation structure, the committee assures that compensation remains generally aligned with the market. The committee generally allocates a greater percentage of total compensation to equity, or long-term compensation, as they believe equity incentive awards are an important component of our total compensation structure to provide appropriate competitive total compensation, motivate and retain our executive officers and align management and stockholder interests.

Risk Mitigation in our

Executive Compensation Programs

Payments under our Incentive Plan are based on pre-determined, annual corporate performance goals which are equally weighted to mitigate the risk of decisions driven by the impact to one metric at the expense of the other. Individual performance objectives are also established for each named executive officer. No payment is made under the Incentive Plan unless the Company achieves at least 90% of one of the pre-determined corporate performance goals that have been approved by our Board. The Incentive Plan contains a claw back provision in the event the audit committee indicates there will be a subsequent change in our audited financial statements that impacts whether the financial performance targets were satisfied. In the event of a claw back, a named executive officer would be required to repay any amount that was paid based solely on the satisfaction of any target that was no longer satisfied based on the change in our audited financials. While the management development and compensation committee has no discretion to determine whether a repayment is required, that committee does have discretion on determining the amounts to be repaid.

We generally weight our compensation elements toward longer-term elements such as equity awards, including performance based awards that align with stockholder interests. In furtherance of this goal, we use grants of performance shares (RSUs) which are tied to difficult to achieve, pre-determined financial or corporate targets that must be attained in order for vesting to occur, and grants of non-qualified stock options because our share price must rise from the stock option grant price in order for there to be any value realized by the recipient. We believe weighting toward long-term compensation effectively aligns the interests of our named executive officers and stockholders. Further, our president and CEO is subject to equity ownership guidelines that, beginning four years after the latter of the adoption of the guidelines or the first date he was employed as our CEO, require him to hold shares of a combination of shares of our Common Stock, vested stock options and unvested shares of restricted stock, with an aggregate value of three times his base salary during a fiscal year, which further reinforces this alignment.

We believe that these compensation practices encourage longevity and stability in our management team and discourage individuals from making decisions based on immediate personal gain, thus reducing the overall risk in our business activities.

Shareholder Outreach

In 2015, 99.4% of votes cast by our stockholders were in favor of our executive compensation program. We believe it is important to maintain on-going conversations with our stockholders to discuss our executive compensation programs including our cash compensation and equity award granting philosophies, dilution and general corporate governance practices. During 2015, our management team reached out to our largest stockholders and provided them with a forum to discuss the state of our business and ask questions about and provide feedback on, any element of our business, including our executive compensation programs and corporate governance practices. The Company’s management intends to continually engage our stockholders in these conversations.

Further, our management development and compensation committee invites our stockholders to communicate directly with its members to inquire about, or provide their opinions about the Company’s executive compensation philosophies and programs. Any communications should be mailed to:

Monotype Imaging Holdings Inc.

Attention: Chair, Management Development

and Compensation Committee

600 Unicorn Park Drive

Woburn, Massachusetts 01801

A member of the committee will respond to all communications as quickly as possible.

2015 Executive Compensation Payments

Base Salary

When determining base salary increases for 2015, the management development and compensation committee considered the variance in base salary of named executive officers when compared to the median for market and of our peer group as well as the financial performance of the Company, the overall performance and effectiveness of each named executive officer and any significant change in their scope and responsibilities since his or her last base salary increase.

Based on this analysis, the committee awarded varying base salary increases to each named executive officer, in some cases, in anticipation of a significant change in scope and responsibility. For example, Mr. Martin received an above median salary increase to reflect his anticipated promotion from senior vice president, engineering to chief innovation officer; Mr. Landers received an above median salary increase to reflect his promotion from senior vice president and chief financial officer to chief operating officer, and to better align his salary with that of a chief executive officer in anticipation of his appointment to that position in 2016. These base salary percentage increases listed below were approved on March 8, 2015, and applied retroactively to January 1, 2015. Salary increases and the resulting 2015 base salary for each of our named executive officers were as follows:

	2014 Base Salary	Percentage Base Salary Increase	2015 Base Salary
Douglas J. Shaw, President and Chief Executive Officer	$415,760	3%	$428,232
Scott E. Landers, Chief Operating Officer (1)	$317,807	18%	$375,000
Joseph D. Hill, Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer (2)	—	—	$340,000
John L. Seguin, Executive Vice President	$336,142	4%	$350,000
Steven R. Martin, Executive Vice President and Chief Innovation Officer (3)	$279,391	7%	$300,000
Janet M. Dunlap, Executive Vice President, General Counsel and Secretary	$276,600	3%	$284,898

(1)	Mr. Landers’ base salary percentage increase was larger than the base salary percentage increases awarded to our other named executive officers to acknowledge his promotion to Chief Operating Officer and better align his salary with that of a principal executive officer, reflecting the expectation that he would be appointed as our President and Chief Executive Officer upon Mr. Shaw’s retirement. On January 1, 2016, Mr. Landers was appointed as our President and Chief Executive Officer.
(2)	On September 8, 2015, Mr. Hill became our Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer. His base salary in 2015 is listed as what his salary would have been if he had served in that position for the entire 2015 fiscal year. His actual salary earned in fiscal 2015 was $106,894.
(3)	Mr. Martin’s base salary increase percentage was higher than those of our other named executive officers in anticipation of his promotion to Chief Innovation Officer on September 1, 2015, and to better align his salary with comparable positions.

Cash Incentive Compensation

In March 2015, our management development and compensation committee set annual corporate performance goals (the “Corporate Performance Goals”) and established the participants in and individual targets under, the Incentive Plan. In 2015, the Corporate Performance Goals were a full year revenue goal of $198.0 million and a full year non-GAAP net adjusted EBITDA goal of $77.1 million. Individual threshold, target and maximum cash incentive compensation amounts for all participants in the Incentive Plan were set as a percentage of annual base salary, with no payment made unless the Company achieved at least 90% of the 2015 revenue goal or net adjusted EBITDA goal, as follows:

Position	Threshold	Target	Maximum
President and Chief Executive Officer	38%	100%	200%
Chief Operating Officer	28%	75%	113%
Executive Vice Presidents, including our Chief Financial Officer	21%	55%	83%
Senior Vice Presidents	19%	50%	75%
All Other Officers	15%	40%	60%

Under the Incentive Plan, the committee cannot establish a maximum cash incentive compensation amount for any participant that is greater than two times such participant’s base salary. In addition, once the targets are established, the committee does not have discretion to increase a payout under the Incentive Plan for any participant.

In February 2016, the committee determined that each named executive officer had substantially achieved his or her individual performance objectives for fiscal year 2015, with the exception of Mr. Hill whose employment started late in fiscal 2015 and accordingly, he did not have individual performance objectives for the year. Our named executive officers individual performance objectives were as follows:

–	President and Chief Executive Officer

Drive achievement of the Company-wide revenue and net adjusted EBITDA targets and major corporate initiatives; develop long-term strategies to drive increase in market share and pursue acquisition opportunities; drive achievement of business unit and major initiative revenue and customer attainment goals; add 3 major new stockholders; assure smooth transition for Chief Operating Officer into CEO role; and work with Chief Operating Officer to define longer-term market strategies in existing and new markets.

–	Chief Operating Officer

Drive achievement of the Company-wide revenue and net adjusted EBITDA targets and major corporate initiatives; achieve metrics associated with corporate initiatives; determine long term customer value proposition for new markets; ensure new ERP system implementation is on time and on budget; drive cyber security processes; and execute on organizational initiatives.

–	Executive Vice President

Drive achievement of the Company-wide revenue and net adjusted EBITDA targets; drive achievement of business unit sales targets; drive achievement of key metrics for key initiatives; support Chief Operating Officer transition; drive sales methodology and expansion; and support product marketing and management process and organization.

–	Executive Vice President and Chief Innovation Officer

Drive achievement of the Company-wide revenue and net adjusted EBITDA targets; identify new and emerging platforms; drive innovation and technical road map; deliver key products on time and to specification; drive refinement of open source strategy; and ensure organizational structure results in velocity and efficiency gains.

–	Executive Vice President, General Counsel and Secretary

Drive achievement of the Company-wide revenue and net adjusted EBITDA targets; drive risk management program; expand web font IP enforcement efforts; assist with M&A efforts from diligence through deal structure; participate in at least one customer focused event; and assist with contracts automation process.

In February 2016, our Board determined that, subject to the receipt of audited financial statements for fiscal year 2015, we had reached 97% of our full year revenue target of $198.0 million, or $192.4 million and 92% of our full year non-GAAP net adjusted EBITDA target of $77.1 million, or $71.0 million. Based on the percentage achievement of the Corporate Performance Goals for 2015 and the achievement of each named executive officer’s individual performance objectives, payments of annual cash incentive compensation under the Incentive Plan were made at less than target to each named executive officer, as listed below:

	2015 Percentage of Base Compensation at Target	2015 Annual Cash Incentive Payment at Target	Percentage of Payout to Base Salary	2015 Annual Cash Incentive Payment
Douglas J. Shaw, President and Chief Executive Officer	100%	$428,232	66%	$281,348
Scott E. Landers, Chief Operating Officer	75%	$281,250	49%	$184,781
Joseph D. Hill, Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer (1)	—	—	—	—
John L. Seguin, Executive Vice President	55%	$192,500	36%	$126,473
Steven R. Martin, Executive Vice President & Chief Innovation Officer	55%	$165,000	36%	$108,405
Janet M. Dunlap, Executive Vice President, General Counsel and Secretary (2)	40%	$113,959	26%	$74,781

(1)	Mr. Hill did not participate in the Incentive Plan during 2015. Had Mr. Hill participated in the Incentive Plan in 2015, his cash incentive payment would have been $27,792 based on pro-rated salary paid for approximately four months of service and at 36% payout to base salary.
(2)	Ms. Dunlap’s title was changed to Executive Vice President, General Counsel and Secretary on September 1, 2015, however her 2015 bonus was paid in an amount reflective of the “All Other Officers” bonus percentage category, which was her bonus percentage category prior to such title adjustment.

Equity Compensation

We generally grant equity awards during the first quarter of the fiscal year. In determining the mix of equity awards to be granted in 2015, our management development and compensation committee reviewed our management equity award recommendations and our 2015 benchmarking to industry and peer group data, which included an analysis of overhang and dilution compared to our peer group. After such review the committee determined that a mix of non-qualified stock options, restricted stock and performance shares (RSUs) as equity grants to our named executive officers was appropriate for 2015. On March 8, 2015, the committee approved the equity awards listed below to our named executive officers, which were granted on March 12, 2015. Except for the grants awarded to Douglas Shaw, stock options and restricted stock granted in 2015 each vest 25% on the first anniversary of the grant date, with the remainder of the award vesting in equal quarterly installments over the following three years. The stock options have an exercise price of $32.96, which was the closing market price on the NASDAQ Global Select Market for a share of our Common Stock on that date.

Vesting of performance shares granted in 2015 are tied to the achievement of corporate annual targets over a three-year period, with each target being applicable to each fiscal year covered. Achievement of a fiscal year’s corporate annual target or targets provides the opportunity for one third of the total award to vest. If a corporate annual target is not achieved in any fiscal year, certain of the shares that were eligible to vest upon the achievement of such year’s corporate annual target will vest if later year targets are achieved. Vesting may accelerate if later year corporate annual targets are achieved early. If, at the end of the three year period, none of the annual corporate targets are achieved, the entire grant is forfeited. Equity grants made to our named executive officers in 2015 were as follows:

	Performance Shares (RSUs)	Non-Qualified Stock Options	Restricted Stock
Douglas J. Shaw, President and Chief Executive Officer (1)	13,667	5,812	12,141
Scott E. Landers, Chief Operating Officer	24,500	14,241	28,583
Joseph D. Hill, Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer (2)	-	-	-
John L. Seguin, Executive Vice President	15,000	8,505	17,767
Steven R. Martin, Executive Vice President and Chief Innovation Officer	15,000	8,505	17,767
Janet M. Dunlap, Executive Vice President, General Counsel and Secretary	9,000	5,103	15,660

(1)	Mr. Shaw’s March 12, 2015 grants of restricted stock and non-qualified stock options had one year, 100% vesting terms in anticipation of his retirement on December 31, 2015 and the termination of his employment with the Company as of March 31, 2016.
(2)	Mr. Hill did not receive a stock grant in March 2015 as his employment with the Company did not begin until September 8, 2015. On September 15, 2015, Mr. Hill received a grant of 87,719 non-qualified stock options which had a Black Scholes value of $5.70 on the grant date, and a grant of 22,883 shares of restricted stock which had a grant date value of $22.85, each as his initial employment grant.

With respect to performance shares granted to our named executive officers in 2014 and 2015, on March 3, 2016, our management development and compensation committee determined that certain corporate performance targets for 2014 and 2015 grants were not met, and one corporate performance target for the 2015 grant was met, as shown below:

2014 Performance Share Grant
Year 1 Target	$78.0 million of Creative Professional revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2014
Status	Target not achieved
Shares Eligible to Vest	One third of total grant
Disposition of Shares Granted	Unvested shares roll forward and can vest if later year targets are achieved
Year 2 Target	$97.5 million of Creative Professional revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2015
Status	Target not achieved
Shares Eligible to Vest	One third of total grant
Disposition of Shares Granted	Unvested shares roll forward and can vest if later year targets are achieved

2015 Performance Share Grant
Year 1 Target 1	Release font intellectual property for purchase in at least 2 mobile applications that report an aggregate of 100 million active users as of December 31, 2015
Status	Target not achieved
Shares Eligible to Vest	One sixth of total grant
Disposition of Shares Granted	Shares forfeited
Year 1 Target 2	$87.8 million of Creative Professional revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2015
Status	Target achieved
Shares Eligible to Vest	One sixth of total grant
Disposition of Shares Granted	Shares vested on February 26, 2016, the date of the filing of the Company’s Form 10-K with the SEC for the fiscal year ended December 31, 2015

Tax and Accounting Considerations

We have considered the provisions of Section 162(m) of the Code and related treasury regulations that restrict deductibility of compensation paid to our named executive officers holding office at the end of any calendar year to the extent such compensation exceeds $1,000,000 in any year and does not qualify for an exception under the statute or regulations. The management development and compensation committee endeavors to take into consideration deductibility of compensation under Section 162(m) of the Code to the extent practicable while maintaining a competitive, performance-based compensation program, however, tax consequences, including tax deductibility, are subject to many factors which are beyond the control of the Company and the committee. The committee believes that it is important to retain maximum flexibility in designing executive compensation programs that meet stated business objectives. For these reasons, the committee, while considering tax deductibility as a factor in determining executive compensation, will not limit such compensation to those levels or types that will be deductible. The committee considers alternative forms of compensation consistent with its compensation goals which preserve deductibility, as appropriate. However, tax consequences, including tax deductibility, are subject to many factors which are beyond the control of the Company and the committee. The committee believes that it is important to retain maximum flexibility in designing executive compensation programs that meet stated business objectives. For these reasons, the committee, while considering tax deductibility as a factor in determining executive compensation, will not limit such compensation to those levels or types that will be deductible. The committee considers alternative forms of compensation consistent with its compensation goals which preserve deductibility, as appropriate.

Compensation Committee Report

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The management development and compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the management development and compensation committee recommended to the board of directors and the board of directors has agreed that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the management development and compensation committee,

Pamela F. Lenehan, Chair

Gay W. Gaddis

Roger J. Heinen, Jr.

Timothy B. Yeaton

Summary Compensation Table – Fiscal Years 2015, 2014 and 2013

The table below lists the compensation provided to our named executive officers for the fiscal years ended December 31 in 2015, 2014 and 2013.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Douglas J. Shaw	2015	$428,232	—	$963,120	$55,109	$281,348	$22,877	$1,750,686
President, Chief Executive	2014	$415,760	—	$2,496,080	$465,973	$393,309	$22,005	$3,793,127
Officer and Director	2013	$403,650	—	$615,440	$921,392	$418,585	$28,626	$2,387,693
Scott E. Landers	2015	$375,000	—	$1,749,616	$135,033	$184,781	$17,393	$2,461,823
Chief Operating Officer	2014	$317,807	—	$1,461,120	$170,478	$150,323	$22,172	$2,121,900
	2013	$308,550	—	$219,800	$325,197	$160,137	$23,129	$1,036,813
Joseph D. Hill	2015	$106,894	$62,500	$499,994	$500,165	—	$5,310	$1,174,863
Executive Vice President,	2014	—	—	—	—	—	—	—
Chief Financial Officer,	2013	—	—	—	—	—	—	—
Assistant Secretary and
Treasurer
John L. Seguin	2015	$350,000	—	$1,080,000	$80,664	$126,473	$17,853	$1,654,990
Executive Vice President	2014	$336,142	—	$913,200	$170,478	$174,895	$18,877	$1,613,592
	2013	$326,351	$1,000	$241,780	$357,717	$186,346	$24,206	$1,137,400
Steven R. Martin	2015	$300,000	—	$1,080,00	$80,664	$108,405	$17,594	$1,586,663
Executive Vice President	2014	$279,391	$500	$1,461,120	$170,478	$132,152	$18,250	$2,061,891
& Chief Innovation Officer	2013	$271,253	$1,500	$197,820	$292,677	$140,780	$79,922	$983,952
Janet M. Dunlap	2015	$284,898	$10,000	$812,794	$48,387	$74,781	$20,369	$1,251,229
Executive Vice President,	2014	$276,600	$16,335	$1,095,840	$102,287	$104,665	$19,699	$1,615,426
General Counsel	2013	$268,544	—	$131,880	$195,118	$111,446	$17,669	$724,657
and Secretary

(1)	In 2015, for Mr. Hill represents salary actually paid from the start date of his employment, September 8, 2015 through December 31, 2015. For all other named executive officers, represents salary paid from January 1, 2015 through December 31, 2015.
(2)	In 2013 for Mr. Seguin and in 2013 and 2014 for Mr. Martin, bonus amounts are as earned under the Company’s patent bonus program. In 2014 and 2015, Ms. Dunlap was awarded discretionary performance bonuses. In 2015, Mr. Hill received a hiring bonus.
(3)	The amounts reported in the “Stock Awards” column of the table above reflect the fair value on the grant date of the stock award granted during the associated year. In 2015, this included the fair and full value of the entire grant of performance shares (RSUs) awarded to each named executive officer in 2015. For Mr. Shaw, in 2015 represents the fair and full value of his entire grant of performance shares (RSUs) of $850,632 and the fair value of a stock award granted on March 7, 2016 of $112,488.
(4)	The amounts reported in the “Option Awards” column of the table above reflect the fair value on the grant date of the stock award granted during the associated year. These values have been determined under GAAP in accordance with ASC 718 used to calculate the value of equity awards for purposes of the Company’s financial statements. Options to purchase shares of Common Stock were granted at fair market value on the date of grant, in accordance with ASC 718. See our Form 10-K filed with the SEC for the year ended December 31, 2015 for an explanation of the determination of fair value.
(5)	All non-equity incentive plan compensation was made pursuant to awards under the executive cash compensation plan for the applicable year. All non-equity, or cash awards under our Incentive Plan were both awarded and/or earned in 2015. In 2015, Mr. Hill did not participate in the Incentive Plan and did not receive incentive cash compensation. Had Mr. Hill participated in the Incentive Plan in 2015, his cash incentive payment would have been $27,792 based on pro-rated salary paid for approximately four months of service and at 36% payout to base salary.
(6)	The “All Other Compensation” column includes the following:

Name	Year	401(k) or Retirement Matching Program	Life Insurance Policy Premium	Accidental Death and Dismemberment Policy Premium	Dividends Received on Unvested Restricted Stock (1)	Other (2)(3)
Douglas J. Shaw	2015	$15,900	$540	$90	$2,415	$3,932
Scott E. Landers	2015	$15,900	$540	$90	$863	—
Joseph D. Hill (4)	2015	$5,100	$180	$30	—	—
John L. Seguin	2015	$15,900	$540	$90	$949	$374
Steven R. Martin	2015	$15,900	$540	$90	$690	$374
Janet M. Dunlap	2015	$15,900	$540	$90	$518	$3,321

(1)	Represents dividends received on unvested restricted stock awarded where the impact of the dividend was not calculated into the fair market value of the grant.
(2)	For Mr. Shaw and Ms. Dunlap, represents the cost associated with Company-paid executive officer physicals.
(3)	Our employees have the option to elect to receive their long-term disability benefit as taxable earnings during the fiscal year. This benefit is deducted from the employee’s base salary at the end of the year. In fiscal 2015, Messrs. Seguin and Martin elected to receive this benefit as taxable income.
(4)	For Mr. Hill, represents amounts paid from September 8, 2015 through December 31, 2015.

Grants of Plan-Based Awards – Fiscal Year 2015

The threshold, target and maximum pay outs under the Incentive Plan were approved by our management development and compensation committee on February 24, 2015. Actual payment amounts under these awards were approved on March 3, 2016. With the exception of the grant in footnote 9 and grants awarded to Mr. Hill, grants of equity awards were approved by our management development and compensation committee on March 8, 2015 and granted on March 12, 2015 and have an exercise price equal to the closing market price of a share of the Company’s Common Stock according to the NASDAQ Global Select Market on that date.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock	All Other Stock Awards: Number		Grant Date Fair Value
Name	Grant Date	Grant Approval Date	Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)	Awards: Number of Shares of Stock or Units (#)(6)	of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)	of Stock and Option Awards ($)(8)
Douglas J.			160,587	428,232	856,465
Shaw	3/12/2015	3/8/2015				12,141			400,167
	3/12/2015	3/8/2015				13,667(7)			450,464
	3/12/2015	3/8/2015					5,812	32.96	55,109
	3/7/2016	3/3/2016				4,556 (9)			112,488
Scott E.			105,375	281,250	421,875
Landers	3/12/2015	3/8/2015				28,583			942,096
	3/12/2015	3/8/2015				24,500 (7)			807,520
	3/12/2015	3/8/2015					14,241	32.96	135,033
Joseph D.			—	—	—
Hill (1)	9/15/2015	8/13/2015				22,883			499,994
	9/15/2015	8/13/2015					87,719	21.85	500,165
John L.			72,100	192,500	288,750
Seguin	3/12/2015	3/8/2015				17,767			585,600
	3/12/2015	3/8/2015				15,000 (7)			494,400
	3/12/2015	3/8/2015					8,505	32.96	80,664
Steven R.			61,800	165,000	247,500
Martin	3/12/2015	3/8/2015				17,767			585,600
	3/12/2015	3/8/2015				15,000 (7)			494,400
	3/12/2015	3/8/2015					8,505	32.96	80,664
Janet M.			42,735	113,959	170,939
Dunlap	3/12/2015	3/8/2015				15,660			516,154
	3/12/2015	3/8/2015				9,000 (7)			296,640
	3/12/2015	3/8/2015					5,103	32.96	48,387

(1)	Mr. Hill did not participate in our Incentive Plan in 2015, and accordingly did not have threshold, target or maximum bonus opportunities.
(2)	The actual amounts paid under the Incentive Plan in 2015 to Messrs. Shaw, Landers, Seguin, Martin and Ms. Dunlap were $281,348, $184,781, $126,473, $108,405 and $74,871, respectively. The actual amounts paid expressed as a percentage of base salary were 66% for Mr. Shaw, 49% for Mr. Landers, 36% for Messrs. Seguin and Martin and 26% for Ms. Dunlap.
(3)	The threshold cash incentive compensation under our Incentive Plan for 2015 expressed as a percentage of base salary was 38% for Mr. Shaw, 28% for Mr. Landers, 21% for Messrs. Seguin and Martin and 15% for Ms. Dunlap.
(4)	The target cash incentive compensation under our Incentive Plan for 2015 expressed as a percentage of base salary was 100% for Mr. Shaw, 75% for Mr. Landers and 55% for Messrs. Seguin and Martin and 40% for Ms. Dunlap.
(5)	The maximum cash incentive compensation under our Incentive Plan for 2015 expressed as a percentage of base salary was 200% for Mr. Shaw, 113% for Mr. Landers, 83% for Messrs. Seguin and Martin and 60% for Ms. Dunlap.
(6)	All grants were made under our 2007 Option Plan.
(7)	Represents a grant of performance shares (RSUs). The performance share (RSU) grant provides for one-third of the total grant to vest per year over three years if the Company achieves pre-determined performance targets in each of the three fiscal years. If a target is not hit for one fiscal year, certain of the shares that were eligible to vest in such year are available to vest in future years if future fiscal targets are achieved.
(8)	This column reflects (i) the share-based compensation expense we recognized for financial reporting purposes for awards of non-qualified stock options, which exclude the impact of estimated forfeitures related to service-based vesting conditions, includes the impact of dividends paid and are based on a Black Scholes amount of $9.482 for Messrs. Shaw, Landers, Seguin and Martin and Ms. Dunlap and a Black Scholes amount of $5.70 for Mr. Hill, (ii) the full value of each grant of restricted stock, and (iii) the fair and full value of the total grant of performance shares (RSUs). The full value of the probable outcome at grant date for the performance shares (RSUs) is set forth in the chart, as the probable outcome for each grant was 100% on the date of grant.
(9)	Mr. Shaw received an award of restricted stock which was approved by the Board on March 3, 2016, and awarded on March 7, 2016 in respect of his performance in 2015, and was 100% vested on the date of grant.

Discussion of Compensation

and Grants of Plan-Based Awards

All of our named executive officers, including Mr. Hill who joined the Company on September 8, 2015, have employment agreements with us that provide benefits upon the termination of employment, however, these agreements do not include guaranteed compensation amounts that are payable in the ordinary course. No adjustments were made to any plan-based awards that were made to our named executive officers in 2015.

Outstanding Equity Awards – Fiscal Year End 2015

The following table provides information regarding equity grants made to our named executive officers as of December 31, 2015.

		Option Awards (1)(7)				Stock Awards (7)
								Equity Incentive
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Plan Awards: Market or Payout Value of Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Douglas J.	49,687	5,313	13.73	3/6/2022	1,750	41,730	2,278	53,852
Shaw	58,437	26,563	21.98	3/6/2023	8,750	206,850
	17,937	23,063	30.44	3/14/2024	23,063	545,209
	0	5,812	32.96	3/12/2025	12,141	287,013
Scott E.	5,625	1,875	13.73	3/6/2022	625	14,775	4,084	96,546
Landers	20,625	9,375	21.98	3/6/2023	3,125	73,785
	6,562	8,438	30.44	3/14/2024	8,438	199,474
	0	14,241	32.96	3/12/2025	18,000 (6)	425,520
					28,583	675,702
Joseph D. Hill	0	87,719	21.85	9/15/2025	22,883	540,954
John L.	2	0	6.43	9/30/2016	688	16,264	2,500	59,100
Seguin	5	0	15.11	3/31/2018	3,438	81,274
	4	0	3.63	3/18/2019 (5)	8,438	199,474
	12	0	3.63	3/18/2019	17,767	420,012
	11	0	9.26	3/10/2020
	3	0	13.11	3/8/2021
	1,384	2,063	13.73	3/6/2022
	11,346	10,313	21.98	3/6/2023
	6,562	8,438	30.44	3/14/2024
	0	8,505	32.96	3/12/2025
Steven R.	25,000	0	15.11	3/31/2018	500	11,820	2,500	59,100
Martin	16,452	0	9.26	3/10/2020	2,813	66,499
	22,000	0	13.11	3/8/2021	8,438	199,474
	20,625	1,375	13.73	3/6/2022	18,000 (6)	425,520
	18,562	8,438	21.98	3/6/2023	17,767	420,012
	6,562	8,438	30.44	3/14/2024
	0	8,505	32.96	3/12/2025
Janet M.	4,750	1,125	13.73	3/6/2022	375	8,865	1,500	35,460
Dunlap	12,375	5,625	21.98	3/6/2023	1,875	44,325
	3,937	5,063	30.44	3/14/2024	5,063	119,689
	0	5,103	32.96	3/12/2025	18,000(6)	425,520
					15,660	370,202

(1)	With the exception of the stock options noted in footnote 5, under the terms of the individual stock option agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.
(2)	With the exception of the restricted stock awards in footnote 6, under the terms of the restricted stock award agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.
(3)	Market value is calculated based on the closing price of our Common Stock on the NASDAQ Global Select Market on December 31, 2015, or $23.64 per share. These shares are subject to the terms of the related restricted stock award agreements.
(4)	Market value is calculated based on the closing price of our Common Stock on the NASDAQ Global Select Market on December 31, 2015, or $23.64 per share, represents the fair and full value of the total grant of performance shares (RSUs) on the grant date and assumes vesting of the total grant. The fair and full value of the probable outcome at grant date is set forth in the chart, as the probable outcome for each grant was 100% on the date of grant. The performance share (RSU) grant provides for one-third of the total grant to vest per year over three years if the Company achieves pre-determined performance targets in each of the three fiscal years. If a target or targets are not achieved for one fiscal year, certain of the shares that were eligible to vest in such year are available to vest in future years if future performance targets are achieved.
(5)	Under the terms of the related stock option agreements, 50% of the shares vest on the first anniversary of the grant date and the remaining shares vest on the second anniversary of the grant date.
(6)	Under the terms of the related restricted stock award agreement, 50% of the shares vest on the third anniversary of the grant date and 50% of the shares vest on the fourth anniversary of the grant date.
(7)	All grants of all awards were made under our 2007 Option Plan.

Option Exercises and Stock Vested – Fiscal Year 2015

The following table sets forth certain information regarding the number of shares of restricted stock issued under the 2007 Option Plan that vested in 2015, option awards exercised in 2015 and the corresponding amounts realized by the named executive officers.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Douglas J. Shaw	200,000	2,691,790	33,687	949,579
Scott E. Landers	42,500	717,882	12,187	343,670
Joseph D. Hill	—	—	—	—
John L. Seguin	24,582	326,093	12,750	358,973
Steven R. Martin	10,000	220,466	11,312	319,722
Janet M. Dunlap	28,525	377,624	7,312	206,196

(1)	The value realized upon the exercise of options was calculated by multiplying the number of shares purchased upon exercise by the difference between the sale price per share at exercise of our Common Stock on the NASDAQ Global Select Market on the date of exercise and the option exercise price.
(2)	The value realized upon the vesting of shares of restricted stock was calculated by multiplying the number of shares vested by the closing market price per share on the date of vesting of our Common Stock on the NASDAQ Global Select Market.

Potential Payments upon Termination or Change-in-Control

Employment Agreements

We have employment agreements with all of our named executive officers which provide certain benefits upon the termination of their employment, including in the event of termination due to a change-in-control, as summarized in the chart below:

	Voluntary Resignation without Good Reason	Termination by the Company for Cause	Termination by the Company without Cause or Resignation for Good Reason	Death or Disability
Base Salary	Base salary earned through time of resignation.	Base salary earned through time of termination.	Base salary payments for a maximum period of 12 months.	Base salary earned through time of death or disability.
Non-Equity Incentive Plan	None other than as earned per the terms of the Incentive Plan.	None other than as earned per the terms of the Incentive Plan.	Payment that the individual would have been entitled to under the Incentive Plan, pro-rated to the number of days of employment.	Payment that the individual would have been entitled to under the Incentive Plan, pro-rated to the number of days of employment.
Equity Incentive Plan—Stock Options and SARs	Unvested options and Stock Appreciation Rights (“SARs”) are forfeited. Vested options or SARs remain exercisable for three months.	Unvested options and SARs are forfeited. Vested options or SARs remain exercisable for three months.	Unvested options and SARs are forfeited. Vested options or SARs remain exercisable for three months.	Unvested options and SARs are forfeited. Vested options or SARs remain exercisable for twelve months.
Equity Incentive Plan—Stock Awards	All unvested shares are cancelled.	All unvested shares are cancelled.	All unvested shares are cancelled.	All unvested shares are cancelled.
Equity Incentive Plan—Performance Shares (RSUs)	All unvested shares are cancelled.	All unvested shares are cancelled.	All unvested shares are cancelled.	All unvested shares are cancelled.
Continuation of Benefits	None.	None.	Continuation of benefits for the duration of the severance period.	None.
Gross-up for Tax Purposes	None.	None.	None.	None.

In the employment agreements, Cause is defined as:

–	Any act of fraud, gross misconduct or harassment that materially and adversely affects us;
–	Any act of dishonesty, deceit or illegality, in any such case, materially and adversely affecting us;
–	Conviction or indictment (if the indictment has a material adverse effect on us) of a felony, or any misdemeanor involving moral turpitude;
–	The commission of an act involving a violation of material procedures or policies of ours;
–	A material and sustained failure to perform the duties and responsibilities assigned or delegated under their respective employment agreement and such failure continues for thirty days after written notice;
–	Gross negligence or willful misconduct that materially and adversely affects us; or
–	A material breach of any of the confidentiality or non-compete obligations.

Good Reason is defined as:

–	A substantial adverse change in the nature or scope of responsibilities, authorities, powers, functions or duties under the respective employment agreement;
–	A reduction in annual base salary, except for an across-the-board salary reduction similarly affecting all or substantially all management employees;
–	A requirement by us that the executive officer be based anywhere other than a specified distance from Woburn, Massachusetts; or
–	The breach by us of any of our material obligations under the respective employment agreement, after notice and failure to cure such breach within thirty days.

Stock Options, Restricted Stock

and Performance Shares (RSUs)

Upon Termination: Stock option grants, performance shares (RSUs) and restricted stock awards held by a named executive officer that have been granted under our 2004 Stock Option and Incentive Plan (the “2004 Option Plan”) or 2007 Option Plan do not accelerate upon termination of employment by us.

Upon a Change of Control: In the event of a merger, sale or dissolution or similar “sale event,” unless assumed or substituted by the successor entity:

–	Under our 2004 Option Plan all stock options granted to our named executive officers terminate upon the effective time of the sale event following an exercise period. Restricted stock is treated as provided in the relevant award agreement. All options granted under the 2004 Option Plan are fully vested and no further awards will be made under this plan.
–	Under our 2007 Option Plan all stock options granted to our named executive officers automatically become fully exercisable and all unvested shares of restricted stock become fully vested and non-forfeitable. Awards with conditions and restrictions relating to the attainment of performance goals are subject to the terms of the relevant performance share (RSU) award agreements. Our named executive officer performance share (RSU) award agreements in 2014 and 2015 provided for the tranche of shares that would have been eligible to vest for the then-current fiscal year if the Company had achieved the pre-determined performance target(s) associated with fiscal year to become fully vested and non-forfeitable.

In addition, upon the effective time of any sale event, the 2007 Option Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or assumptions of outstanding awards. Any award assumed, continued or substituted vests and becomes exercisable in full on the date on which the named executive officer’s employment or service relationship with us terminates if such termination occurs (i) within 18 months after such sale event, and (ii) the termination is by us or a successor entity without Cause or by the named executive officer for Good Reason. Any definition of Cause or Good Reason contained in either the 2004 Option Plan or the 2007 Option Plan are modified by any definition of Cause or Good Reason contained in a named executive officer’s employment agreement.

Custom typeface for Sir Quentin Blake includes many alternates to mimic his handwriting by Toshi Omagari

Payments upon a Triggering Event

The following table provides information regarding the amounts payable under the employment agreements and plans described herin if a termination is by us without Cause or by the named executive officer for Good Reason and the termination occurred on December 31, 2015.

	Base Salary (1)	Continuation of Group Health Plan Benefits (2)	Non-Equity Incentive Plan Payments (3)	Equity Incentive Plan Payments (4)	Total
Douglas J. Shaw	$428,232	$18,812	$428,232	$1,607,981	$2,483,257
Scott E. Landers	$375,000	$18,812	$281,250	$1,734,758	$2,409,820
Joseph D. Hill	$340,000	$18,812	—	$687,971	$1,046,783
John L. Seguin	$350,000	$11,781	$192,500	$990,989	$1,545,270
Steven R. Martin	$300,000	$18,812	$165,000	$1,387,359	$1,871,171
Janet M. Dunlap	$284,898	–	$113,959	$1,130,928	$1,529,785

(1)	Base salary numbers assume the named executive officer had served in their capacity for the entire fiscal year 2015. All payments of base salary are payable in accordance with our usual payroll policies, subject to a six-month delay to the extent required by Section 409A of the Code.
(2)	The calculation is based upon the coverage elected during employment. Ms. Dunlap has elected not to receive health plan benefits from the Company.
(3)	Assumes the Company met 100% of our financial targets for 2015 for the Company performance component and that the named executive officer earned their target amount for the personal component under the Incentive Plan. The total target incentive compensation varied by position of the named executive officer and is a percentage of base salary which for 2015 was 100%, 75%, 55%, 55% and 40%, respectively. Mr. Hill did not participate in the Incentive Plan in 2015.
(4)	The next table further describes the equity incentive plan amounts payable upon a change-in-control where the options are assumed or continued and the named executive officer’s employment is terminated by us without Cause or by the named executive officer for Good Reason within 12 months of the change-in-control.

	Number of Shares of Options Vesting due to Change-in-Control (A)	Value of Options Vesting due to Change-in-Control (B)	Number of Shares of Restricted Stock and Restricted Stock Units Vesting due to Change-in- Control (A)(C)	Value of Shares of Restricted Stock and Restricted Stock Units due to Change-in-Control (D)	Total
Douglas J. Shaw	60,751	$96,746	63,927	$1,511,234	$1,607,981
Scott E. Landers	33,929	$34,144	71,938	$1,700,614	$1,734,758
Joseph D. Hill	87,719	$157,017	22,883	$540,954	$687,971
John L. Seguin	29,319	$37,564	40,331	$953,425	$990,989
Steven R. Martin	26,756	$27,663	57,518	$1,359,726	$1,387,359
Janet M. Dunlap	16,916	$20,486	46,973	$1,110,442	$1,130,928

(A)	This number represents 100% vesting of options to purchase our Common Stock that were unvested as of December 31, 2015.
(B)	The value of options not vested has been calculated by taking the difference of the option exercise price listed in the table entitled “Outstanding Equity Awards at Fiscal Year-End 2015” and the closing price of a share of our Common Stock on the NASDAQ Global Select Market on December 31, 2015, or $23.64, multiplied by the number of options to purchase our Common Stock vesting upon the change-in-control.
(C)	This number represents 100% vesting of all shares of restricted stock that were unvested as of December 31, 2015, except for Mr. Hill who was not granted performance shares (RSUs) in 2015, and vesting of the number of shares of performance shares that would have been eligible to vest if the Company had met the performance goal tied to the vesting of such tranche of shares.
(D)	The value of restricted stock and performance share (RSU) vesting has been calculated by taking the closing price of a share of our Common Stock on the NASDAQ Global Select Market on December 31, 2015, or $23.64, multiplied by the number of shares vesting.

All payments and continuation of benefits would be subject to continuing obligations of the named executive officer to cooperate with us to enforce our intellectual property rights, comply with a one-year non-competition agreement and a one-year non-solicitation and non-hire agreement, and execute a general release in a form reasonably satisfactory to us. We have the right to cancel termination benefits upon failure to materially comply with any of these provisions or the confidentiality provisions included in their employment agreement. Upon the death of a named executive officer, their estate is entitled to any benefits due under any life insurance policy we provide our employees.

Audit

Proposal Three

Ratification of the Appointment of Our

Independent Registered Public Accounting Firm

The audit committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to perform the audit of the consolidated financial statements of the Company for the year ending December 31, 2016 and to audit the effectiveness of internal control over financial reporting as of December 31, 2016 pursuant to the Sarbanes-Oxley Act of 2002. During the first quarter of 2016, Ernst & Young examined the consolidated financial statements of the Company included in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2015.

Proxies will be voted FOR this Proposal Three unless contrary instructions are set forth on the enclosed proxy card.

Quick Facts About:

Our Audit Services and Our Independent Registered Public Accounting Firm

Although stockholder approval of this appointment is not required by law or binding on the audit committee, the audit committee believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young, the audit committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young. It is expected that representatives of Ernst & Young will attend the Annual Meeting, with the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young.

—	Ernst & Young’s long tenure with the Company has led to their deep understanding of our business.
—	All auditing services and non-audit related fees are pre-approved by our audit committee.
—	Our audit committee chair may only pre-approve up to $25,000 himself and must report such pre-approvals at the next committee meeting.

Information about Our Audit Committee,

Independent Registered Public Accounting Firm

and Fees Paid

2015 and 2014 Audit Fee Summary

During 2015 and 2014, the Company retained Ernst & Young to provide services in the following categories and approximate amounts (in thousands):

	2015	2014
Audit fees	$1,676	$1,339
Audit-related fees	$75	$84
Tax fees	$80	$90
All other fees	$2	$2

Audit Fees

Audit fees for the years ended December 31, 2015 and 2014 consist of fees for professional services provided in connection with the annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, consents and assistance with and review of documents filed with the SEC and services that are normally provided by Ernst & Young in connection with statutory audits required in regulatory filings. Audit-related fees for the years ended December 31, 2015 and 2014 consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements.

Audit-related Fees

Audit-related fees for the years ended December 31, 2015 and 2014 consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

Tax Fees

For the years ended December 31, 2015 and 2014, tax fees consisted of aggregate fees for tax compliance, tax advice and tax planning services.

All Other Fees

For the years ended December 31, 2015 and 2014, the other fees consist of fees billed related to our Ernst & Young research website membership.

All services provided by Ernst & Young to the Company in 2015 and 2014 were approved by means of specific pre-approvals by the audit committee.

Information Regarding Approval

of Non-Audit Services

The audit committee oversees the Company’s accounting and financial reporting processes on behalf of the Board and pre-approves all auditing services and the terms of non-audit services, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chair of the audit committee has been delegated authority to approve audit and non-audit services. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chair may not exceed $25,000, plus reasonable and customary out-of-pocket expenses and the chair is required to report any approvals to the full committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by the independent registered public accounting firm if (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the audit committee and approved by the audit committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit.

Audit Committee Report

The audit committee has reviewed and discussed with management and representatives of Ernst & Young, the Company’s independent registered public accounting firm, the Company’s consolidated financial statements for the year ended December 31, 2015. The audit committee reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015. The audit committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

The audit committee also reviewed with Ernst & Young the results of their audit and discussed matters required to be discussed pursuant to Auditing Standard No. 16, Communications with Audit Committee, as amended and adopted by the Public Company Accounting Oversight Board, which provides that certain matters related to the conduct of the audit of the Company’s financial statements are to be communicated to the audit committee. In addition, the audit committee has received from Ernst & Young the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with Ernst & Young their independence from management and the Company and has considered and discussed the compatibility of non-audit services provided by Ernst & Young for the Company with that firm’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

The audit committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

Submitted by the audit committee,

Peter J. Simone, Chair

Roger J. Heinen, Jr.

Pamela F. Lenehan

M Ying Hei by Kenneth Kwok and Robin Hui

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted via the Internet or telephone must be received by 11:59 p.m., EDT, on May 4, 2016.

Vote by Internet
• Go to www.investorvote.com/TYPE
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — The Board of Directors recommends you vote FOR the following Class I directors:

1. Electionof two Class I directors to serve until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal from among the following nominees:

Ê
	For	Withhold		For	Withhold
01 - Gay W. Gaddis	☐	☐	02 - Roger J. Heinen, Jr.	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3:

	For	Against	Abstain		For	Against	Abstain
2. An advisory approval of the Company’s executive compensation.	☐	☐	☐	3. Ratify Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐

Note:	Such other business as may properly come before the meeting or any adjournment thereof.

 B  Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X	Ê
02A9WC

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Company’s Annual Report on Form 10-K are available at http://ir.monotype.com/

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — MONOTYPE IMAGING HOLDINGS INC.

Notice of 2016 Annual Meeting of Stockholders

TO BE HELD AT: COMPANY HEADQUARTERS, 600 UNICORN PARK DRIVE, WOBURN, MA

Proxy Solicited by Board of Directors for Annual Meeting — May 5, 2016

Scott E. Landers and Joseph D. Hill, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Monotype Imaging Holdings Inc. to be held on May 5, 2016 or at any postponement or adjournment thereof.

If no other indication is made on the reverse side of this form, the proxies shall vote: (a) for the election of the director nominees; and (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)